Exhibit 10.5

LEASE

between

NRFC MILPITAS HOLDINGS, LLC,

“Landlord”

and

CREDENCE SYSTEMS CORPORATION

“Tenant”

February 27, 2007

Premises:

Credence Systems Corporate Headquarters

1355 and 1421 California Circle,

Milpitas, California

16.	SUBORDINATION AND NONDISTURBANCE	24
17.	QUIET ENJOYMENT	27
18.	ASSIGNMENT AND SUBLETTING	27
19.	ENTRY BY LANDLORD	31
20.	TENANT’S DEFAULT	31
21.	CONTESTS	34
22.	SIGNS	34
23.	SURRENDER OF PREMISES	35
24.	EXCULPATION OF LANDLORD	35
25.	ADDITIONAL RENT; TENANT’S PAYMENTS	35
26.	LANDLORD’S CURE AND ENFORCEMENT RIGHTS	36
27.	COVENANT AGAINST LIENS	36
28.	AFFIRMATIVE WAIVERS	37
29.	TENANT’S CERTIFICATES	37
30.	LANDLORD’S CONSENT AND APPROVAL	38
31.	NET LEASE: NONTERMINABILITY	38
32.	LATE CHARGES	38

33.	ENCROACHMENTS, RESTRICTIONS, ETC.	38
34.	DEFINITIONS	39
35.	MISCELLANEOUS PROVISIONS	40
36.	TENANT’S FINANCIAL STATEMENTS	44
37.	END OF TERM CAPITAL IMPROVEMENTS.	44
38.	HAZARDOUS MATERIALS	46
39.	DEPOSITS FOR IMPOSITIONS AND PREMIUMS	47

SCHEDULES

Schedule A	Description of Land
Schedule B	Fair Market Base Rent
Schedule C	Base Rent
Schedule D	Existing Title Matters
Schedule E	Form of Letter of Credit
List of Certain Defined Terms: See Article 34

LEASE

THIS LEASE (this “Lease”) is entered into as of this ____ day of February, 2007, by and between NRFC MILPITAS HOLDINGS, LLC, having an address c/o NorthStar Realty Finance Corp., 527 Madison Avenue, New York, New York 10022 hereinafter called “Landlord”), and CREDENCE SYSTEMS CORPORATION, a Delaware corporation having an address at 1355 and 1421 California Circle, Milpitas, California 95035 (hereinafter called “Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord, as purchaser, and Tenant, as seller, are parties to that certain Sale and Purchase Agreement, dated as of January 31, 2007, with respect to the Premises (the “Sale-Leaseback Agreement”); and

WHEREAS, the Sale-Leaseback Agreement requires Landlord and Tenant to enter into this Lease on the closing date under the Sale-Leaseback Agreement.

NOW THEREFORE, in consideration of the mutual promises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. DEMISE; THE PREMISES.

(a) Upon the terms and subject to the conditions hereinafter set forth, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises (as defined below). For purposes hereof, the term “Premises” means, collectively, all of Landlord’s right, title and interest in and to the following: (i) the tracts of land (the “Land”) situated in the City of Milpitas, County of Santa Clara and State of California and more particularly described in Schedule A attached hereto, (ii) all buildings and improvements (including the Equipment, as defined below) now or hereafter located on the Land (collectively the “Improvements”), and (iii) all easements, rights of way and other appurtenances in and to the Land.

(b) The Premises are demised and let hereunder subject to (a) the rights of any parties in possession thereof, (b) the existing state of the title to the Premises as of the commencement of the term of this Lease (including the matters set forth on Schedule D hereto), (c) any state of facts that an accurate survey or physical inspection of the Premises might show, (d) all Laws (as defined below), including all zoning regulations, restrictions, rules and ordinances, building restrictions and other laws and regulations now in effect or hereafter adopted by any governmental authority having jurisdiction, and (e) any physical or other defects of any nature with respect to the Land or Improvements (it being understood and agreed that the Premises are being leased to Tenant in their “as is” “where is” condition as of the commencement of the term of this Lease, without any representation or warranty whatsoever by Landlord).

(c) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, TENANT REPRESENTS, WARRANTS, ACKNOWLEDGES AND AGREES THAT (A) THE PREMISES AND EACH PART THEREOF ARE OF THE SIZE, DESIGN, CAPACITY AND MANUFACTURE SELECTED BY TENANT, (B) TENANT HAS EXAMINED THE TITLE TO AND THE PHYSICAL CONDITION OF THE PREMISES PRIOR TO THE EXECUTION AND DELIVERY OF THIS LEASE, AND TENANT IS SATISFIED THAT THE

PREMISES AND EACH PART THEREOF AND TITLE THERETO ARE SATISFACTORY TO TENANT AND SUITABLE FOR ALL OF ITS PURPOSES, AND TENANT ACCEPTS THE SAME “AS IS” AND “WHERE IS” WITH ALL FAULTS, AND, (C) THE PREMISES ARE LEASED HEREUNDER SUBJECT TO ALL APPLICABLE LAWS NOW IN EFFECT OR HEREAFTER ADOPTED AND IN THE STATE AND CONDITION OF EVERY PART THEREOF WHEN THE SAME FIRST BECAME OR BECOMES SUBJECT TO THIS LEASE, WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY LANDLORD EXPRESS OR IMPLIED, AS TO THE TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMPLIANCE WITH SPECIFICATIONS, CONDITION, DESIGN, OPERATION, FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT, ABSENCE OF LATENT DEFECTS OR FITNESS FOR USE OF THE FACILITY (OR ANY PART THEREOF), OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PREMISES OR ANY PART THEREOF. It is agreed that all risks incident to the matters discussed in the preceding sentence as between Landlord, on the one hand, and Tenant, on the other, are to be borne by Tenant. The provisions of this Section have been negotiated and the foregoing provisions are intended to be a complete exclusion and negation of any representations or warranties by Landlord, express or implied, with respect to the Premises (or any part thereof) that may arise pursuant to any Law now or hereafter in effect or otherwise.

2. TERM AND RENEWAL OPTIONS.

(a) The initial term of this Lease shall commence on the date of this Lease (the “Commencement Date”) and shall end on the last day of the month in which occurs the tenth (10th) anniversary of the Commencement Date (the “Expiration Date”) or on such earlier date upon which said term may expire or be terminated pursuant to any provision of this Lease or pursuant to Law.

(b) Tenant shall have four (4) separate, successive renewal options to extend the term of this Lease for five (5) years, subject to and upon the terms and conditions set forth in this Section 2. Each of such renewal options is referred to herein as a “Renewal Option” and each of the renewal terms resulting from the exercise of a Renewal Option is referred to herein as a “Renewal Term”. Each of the Renewal Options shall be for a Renewal Term of five (5) years, and, as such, each Renewal Term shall commence on the day after the then current Expiration Date of the term of this Lease and shall expire on the fifth anniversary of such then current Expiration Date. Notwithstanding the foregoing, Tenant’s right to extend the term of this Lease for any particular Renewal Term shall be subject to the condition that, as of the date Tenant gives Landlord the Renewal Notice (as hereinafter defined) applicable to such Renewal Term and as of the first day of such Renewal Term, (i) this Lease shall be in full force and effect and shall not have theretofore expired or been terminated, (ii) no Event of Default shall exist and (iii) this Lease has not been assigned by Tenant (other than to any Permitted Transferee (as defined below)) and the originally-named Tenant (i.e.,Credence Systems Corporation) or a Permitted Transferee is in actual occupancy of at least 50% of the Premises. Notwithstanding the foregoing and without limiting any right that Landlord may have generally to waive any condition contained in this Lease, Landlord may, in its sole discretion, waive one or more of the aforesaid conditions (it being understood that such waiver does not waive any default by Tenant hereunder).

(c) Each of the Renewal Options shall be exercisable (separately) by Tenant by written notice to Landlord (each, a “Renewal Notice”) given not later than the date that is twelve (12) months prior to the then current Expiration Date (TIME BEING OF THE ESSENCE). Moreover, no Renewal Notice may be given earlier than the date that is 18 months prior to the then scheduled Expiration Date (and any purported Renewal Notice given earlier than such date shall have no force or effect).

(d) If Tenant duly exercises any Renewal Option in accordance with the terms set forth above, then the term of this Lease shall thereupon be extended for the applicable Renewal Term upon all the same terms, covenants and conditions as are contained in this Lease, except that (A) for, and during, any Renewal Term the Base Rent (as defined below) payable by Tenant in respect of such Renewal Term shall be the greater of (i) ninety-five percent (95%) of the Fair Market Base Rent (as defined below) as of the first day of such Renewal Term, and (ii) ninety-five percent (95%) of the average of the Base Rent for the 36-month period immediately preceding the first day of such Renewal Term, and (B) on the first anniversary of the first day of such Renewal Term, and on each subsequent anniversary thereafter during such Renewal Term, the Base Rent payable by Tenant hereunder shall be increased so that it is equal to 102% of the amount of the Base Rent that was payable by Tenant immediately prior to such increase (i.e., on each such anniversary, the amount of Base Rent payable by Tenant shall be increased on a cumulative basis by 2%).

(e) As used herein, “Fair Market Base Rent” shall mean, for any Renewal Term, the annual base rent that a willing tenant would pay and a willing landlord would accept for a lease of the Premises having a 5-year term (commencing with the commencement of such Renewal Term), assuming: (i) the Premises were being demised upon the same terms and conditions as are provided for in this Lease for such Renewal Term; (ii) the tenant has a creditworthiness substantially equivalent to that of Tenant at such time; and (iii) all other relevant factors not inconsistent with the foregoing.

(f) Fair Market Base Rent shall be determined by the appraisal process as is set forth in Schedule B attached hereto and by this reference made a part hereof.

(g) References herein to the “term of this Lease” or the “term hereof” or the like shall refer to the entire term of this Lease, i.e., the initial term of this Lease as the same may have theretofore been extended by all applicable and duly exercised Renewal Terms or abridged by any sooner termination (other than on account of an Event of Default); and references to the “then current expiration date” of the term of this Lease shall mean, at the time in question, the expiration of such initial term as the same may have theretofore been extended by all applicable and duly exercised Renewal Terms.

3. RENT.

(a) Commencing on the Commencement Date (the “Base Rent Commencement Date”), and thereafter throughout the term of this Lease, Tenant covenants to pay Landlord, without demand therefor and without any setoff, counterclaim, abatement or deduction whatsoever, a net fixed minimum annual rent (herein called the “Base Rent”) equal to the “Base Rental Rate” (as such term is defined in Schedule C attached hereto and by this reference made a part hereof) from time to time in effect during the term of this Lease.

(b) The Base Rent shall be payable commencing on the Base Rent Commencement Date and thereafter in equal monthly installments in advance on the first day of each and every calendar month during the term of this Lease. If the Base Rent Commencement Date or the last day of the term of this Lease occurs on a day other than the first or last day, respectively, of a calendar month, then the Base Rent for the partial calendar month in which the Base Rent Commencement Date or such last day occurs shall be a prorated portion (on a per diem basis) of a full monthly installment of Base Rent.

(c) It is the purpose and intent of Landlord and Tenant that the Base Rent payable hereunder shall be absolutely net to Landlord so that this Lease shall yield, net to Landlord, the Base Rent specified herein in each year during the term of this Lease. Accordingly, and without limiting the generality of the foregoing, Tenant shall be fully responsible for (and shall timely pay) all costs, expenses and charges of every kind and nature whatsoever relating to the Premises (whether ordinary or extraordinary, foreseen or unforeseen) that may arise or become due or payable during or in respect of the term of this Lease, including all costs, expenses and charges relating to the operation, maintenance, repair, replacement, use and/or occupancy of the Premises (it being understood, however, that nothing in this sentence shall make Tenant responsible for any debt service that is payable by Landlord under any Mortgage loan). Tenant shall be responsible for all such costs, expenses and charges whether or not they are first due and payable during the term of this Lease, so long as they are attributable to a period falling within (or prior to) such term. The provisions of this Section 3(c) shall survive the expiration or sooner termination of this Lease.

(d) All sums, other than Base Rent, payable by Tenant to Landlord under this Lease are considered additional rent for all purposes of this Lease (and the Base Rent and all additional rent are collectively called “Rent”). Landlord’s delay in rendering, or failure to render, any statement required to be rendered by Landlord for any Rent for any period shall not waive Landlord’s right to render a statement or collect that Rent for that or any subsequent period. The rendering of an incorrect statement shall not waive Landlord’s right to render a corrected statement for the period covered by the incorrect statement and collect the correct amount of the Rent.

(e) Landlord may, at its option, direct Tenant, from time to time, to pay all or any portion of the Rent directly to any other Person or party upon reasonable advance written notice to Tenant from Landlord; Landlord acknowledging and agreeing that Tenant shall be entitled to rely upon such written notice without liability to Tenant to the extent Tenant makes such payments as directed.

4. LETTER OF CREDIT.

(a) To secure the full and faithful performance by Tenant of all the terms, provisions, conditions, covenants and obligations (including, without limitation, the payment of Rent) on Tenant’s part to be performed hereunder, Tenant, simultaneously with the execution of this Lease, shall deliver to Landlord an unconditional, clean, irrevocable letter of credit, payable on sight, in form attached hereto as Schedule E, in the amount of Five Million Ninety Thousand Four Hundred Dollars ($5,090,400.00), and otherwise satisfying the criteria of this Section (each letter of credit that Tenant is required to deliver pursuant to this Section 4, a “Letter of Credit”).

(b) Each Letter of Credit shall (1) be for the benefit of Landlord, (2) be issued by a bank that is a member of the New York Clearing House Association (or that is otherwise acceptable to Landlord), (3) intentionally omitted, (4) by its express terms, be drawable upon at a bank branch in New York City, by presentation only of a sight draft, (5) provide for the automatic extension of such Letter of Credit for additional periods of one year from the initial and each future expiration date thereof (the last such extension to provide for the continuance of such Letter of Credit for at least thirty (30) days beyond the then scheduled Expiration Date), unless the bank issuing same gives Landlord written notice by certified mail, return receipt requested, of its intention not to renew such Letter of Credit not less than 45 days prior to the initial or any future expiration date of such Letter of Credit, (6) be transferable by Landlord to any transferee of Landlord’s interest in the Premises, without cost to Landlord, and (7) otherwise be reasonably acceptable in form and substance to Landlord. If Landlord shall transfer its interest in the Premises, Tenant shall, at the request of the transferor or transferee, replace or amend each Letter of Credit within ten (10) days following such request, so that the transferee is named as the beneficiary. Any transfer fee or charge imposed by the bank issuing the Letter of Credit in connection with a transfer described in the immediately preceding sentence shall be borne by Landlord at Landlord’s sole cost and expense. For each year that the Letter of Credit is outstanding, Landlord, within 30 days after demand, shall reimubrse Tenant for up to $25,000 of the aggregate annual costs incurred by Tenant to maintain the Letter of Credit (which amount shall be equitably prorated or adjusted for any partial year, to the extent that the fee imposed by the issuer of the Letter of Credit for such partial year is prorated or adjusted).

(c) If Tenant defaults in any of its monetary obligations under this Lease (including its obligation to pay Base Rent or additional rent) or if an Event of Default otherwise occurs, then Landlord may (i) draw down on any Letter of Credit and (ii) use, apply or retain the whole or any part of the proceeds of such draw for the payment of any Base Rent or additional rent or any other sum as to which Tenant is in default under this Lease or for any damages incurred by Landlord as a result of such default (including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord). Notwithstanding the foregoing, nothing in this Section 4(c) shall entitle Landlord to draw down on any Letter of Credit in excess of the aggregate amount to which Landlord is entitled under or in connection with this Lease (whether hereunder, at law or in equity). Tenant waives any right to enjoin (and agrees not to seek to enjoin) a drawing on any Letter of Credit.

(d) If (1) Landlord transfers (or intends to transfer) its right, title and interest under this Lease to a third party, the bank issuing any Letter of Credit fails to consent to the transfer of such Letter of Credit to such third party and Tenant fails to deliver to the transferee a new Letter of Credit (satisfying all of the requirements of this Section 4), and such failure continues for twenty (20) days after Tenant receives Landlord’s written notice thereof, or (2) notice is given by the bank issuing any Letter of Credit that it does not intend to renew the same and a replacement Letter of Credit (satisfying all of the criteria in this Section 4 and in the same amount as the Letter of Credit being replaced) is not delivered to Landlord within ten days after such notice is given (it being understood that this clause (2) shall not apply if, notwithstanding such non-renewal, such Letter of Credit will remain in effect until at least the date that is 30 days after the then scheduled Expiration Date), or (3) at any time any Letter of Credit is otherwise scheduled to expire in less than thirty (30) days (and a replacement thereof, satisfying all of the criteria in this Section 4, has not been delivered to Landlord at such time), then, in any such event, Landlord may (i) draw on the applicable Letter of

Credit, (ii) hold the proceeds thereof as security for the full and faithful performance by Tenant of all of its covenants, conditions and agreements in this Lease (including the payment of Rent), and (iii) apply such proceeds in the manner described in the immediately preceding subparagraph of this Section 4. If (x) Landlord draws on a Letter of Credit pursuant to the immediately preceding sentence, and (y) Tenant, subsequent to such draw, furnishes to Landlord a Letter of Credit (satisfying all of the requirements of this Section 4) in the amount of such draw, then Landlord shall return to Tenant the proceeds of such draw (to the extent not theretofore applied, or then entitled to be applied, by Landlord).

(e) If at any time (i) Landlord uses, applies or retains the whole or any part of the proceeds of any Letter of Credit furnished to Landlord pursuant to this Section 4, or (ii) any Letter of Credit furnished to Landlord pursuant to this Section 4 expires, then, in either such event, Tenant shall immediately deposit with Landlord one or more further Letters of Credit (meeting all of the requirements of this Section 4) equal to the amount so used, applied or retained as aforesaid (and/or in the amount of the Letter of Credit that so expired, as the case may be), so that at all times during the term hereof Landlord shall have in its possession one or more Letters of Credit (meeting all of the requirements of this Section 4) that in the aggregate are equal to Five Million Ninety Thousand Four Hundred Dollars ($5,090,400.00) (and if Tenant fails to make any such deposit, then Landlord shall have the same rights and remedies against Tenant as for the nonpayment of Base Rent).

(f) If a transfer of Landlord’s interests hereunder occurs, then Landlord may transfer each Letter of Credit to the transferee, and Landlord shall thereupon be released by Tenant from all liability for the return of such Letter of Credit, provided that such transferee shall assume such obligation.

(g) Tenant shall not assign or encumber or attempt to assign or encumber any Letter of Credit (or any proceeds thereof), and Landlord shall not be bound by any such assignment, encumbrance or attempted assignment or encumbrance. Landlord may pledge and/or deposit any Letter of Credit to or with a Mortgagee or Underlying Lessor.

(h) If Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, then each unapplied Letter of Credit furnished to Landlord pursuant to the above provisions of this Section 4 (and any unapplied proceeds from the draw of any such Letter of Credit) shall be returned to Tenant within fifteen (15) days after the later to occur of (i) the Expiration Date and (ii) the delivery of possession of the entire Premises to Landlord in the condition and in accordance with the provisions of this Lease.

(i) Notwithstanding the foregoing, if:

(1) One of the following occurs:

(I) (A) Tenant retires the Convertible Notes (as defined below) and does not within six months thereafter issue any new debt or equity (other than the Refinance Instrument (as defined below)) that shall under any circumstance mature, be callable, or otherwise payable, with or without the happening of any event(s) (except for the failure to make a scheduled interest or principal payment thereunder or the permitted exercise of conversion rights by Tenant) prior to May 15, 2010 (i.e., there shall be no provision therein (except for the failure to make a scheduled interest or principal payment thereunder or the permitted exercise of conversion rights by Tenant) that could result in any principal becoming due thereunder) (debt or equity meeting the foregoing test, “Complying Security”); and (B) in the event the Convertible Notes (or any portion thereof) are refinanced or replaced with new debt or equity (the documents and instruments evidencing such debt or equity, collectively, the “Refinance Instrument”) and such Refinance Instrument shall be a Complying Security; or

(II) with respect to any then outstanding Convertible Notes, Tenant maintains on its balance sheet for two consecutive fiscal quarters a Qualifying Amount (as defined below) in an amount equal to or greater than two hundred percent (200%) of the principal amount of any and all then outstanding Convertible Notes. “Qualifying Amount” shall mean the sum of (i) cash and cash equivalents; plus (ii) short term investments; plus (iii) accounts receivable (net of a commercially reasonable allowance, consistent with Tenant’s past practice and “GAAP”, for uncollectibility); minus (iv) accounts payable; minus (v) an amount equal to the principal balance of any debt or equity issued after the date hereof which is not a Complying Security; or

(III) the occurrence of May 15, 2010; and

(2) no Event of Default has occurred under this Lease (the satisfaction of the criteria in the immediately preceding clauses (1) through (2), an “LOC Termination Event”); and

(3) Tenant’s Chief Financial Officer certifies to Landlord in writing that an LOC Termination Event has occurred,

then (x) Landlord shall return each Letter of Credit furnished to Landlord under this Section 4 (to the extent unapplied), and (y) Tenant shall have no further obligations under this Section 4. As used herein, the term “Convertible Notes” shall mean the Tenant’s 1.5% Subordinated Convertible Notes due May 2008.

5. UTILITIES.

Tenant shall furnish, at its own expense, all utilities of every type and nature required by it in its use of the Premises and shall pay or cause to be paid, when due, all bills for all utilities (including water, sewerage, gas, oil, steam and electricity) used on, in connection with, or chargeable against, the Premises for any period during the term of this Lease, and Tenant shall indemnify and save harmless Landlord from and against any loss, cost and/or expense in connection therewith. Tenant understands that Landlord shall have no obligation whatsoever to furnish any utilities or services to or with respect to Premises.

6. IMPOSITIONS.

(a) Tenant covenants to pay, before any fine, penalty, interest or cost may be added thereto for the nonpayment thereof, as additional rent, any and all Impositions (as defined below) that at any time prior to, during, or in respect of, the term of this Lease may have been or may be assessed, levied, confirmed, imposed upon or with respect to, or grow or become due or payable out of or in respect of, or become a lien on, (i) the Premises or any part thereof or any appurtenance thereto, (ii) Landlord’s reversionary interest in the Premises, (iii) any personal property located at or used in connection with the Premises, (iv) the Rent and income received by Tenant from subtenants, (v) any use, possession or occupation of, or activity conducted at, the Premises, (vi) such franchises as may be appurtenant to the use or occupation of the Premises, (vii) this Lease or the transactions contemplated hereby (including any Rent payable hereunder and/or the leasehold estate granted hereby), and/or (viii) any document to which Tenant is a party creating or transferring any right, title or interest or estate in the Premises. Nothing herein contained shall require Tenant to pay any of the following taxes (and the following shall be excluded from the definition of “Impositions” set forth in Section 6(b) below), unless such taxes are imposed or levied upon or assessed as a total or partial substitute for, or in lieu of, any other Imposition required to be paid by Tenant pursuant to this Section 6, in which event same shall be deemed Impositions and shall be paid by Tenant: (i) transfer taxes or documentary stamp taxes payable by Landlord upon the sale or disposition by it of the Premises; (ii) income taxes assessed against Landlord, or any capital levy, corporation franchise, excess profits, estate or inheritance of Landlord; or (iii) any interest and penalties for late payment of real estate taxes where Landlord is expressly responsible under this Lease for paying such real estate taxes. In addition, if at any time during the term of this Lease, the method of taxation shall be such that there shall be levied, assessed or imposed on Landlord a capital levy, gross receipts or other tax directly on the Rents received therefrom and/or a franchise tax or an assessment, levy or charge measured by or based, in whole or in part, upon such Rents, the Premises (including but not limited to the acquisition, leasing, use, or value thereof) or the present or any future Improvements on the Premises or the construction thereof and/or measured in whole or in part by Landlord’s income from the Premises, then all such taxes, assessments, levies and charges, or the part thereof so measured or based, shall be deemed to be included within the term “Impositions” for the purposes hereof, and Tenant shall pay and discharge the same as herein provided in respect of the payment of Impositions. Tenant shall furnish to Landlord, promptly after payment of any Impositions, official receipts or other satisfactory proof evidencing payment of such Imposition. Without limiting the generality of the foregoing provisions, Tenant shall be responsible for (and shall timely pay) any and all transfer taxes, documentary stamp taxes and similar taxes payable in connection with the execution of this Lease and the transactions contemplated hereby. Tenant’s obligations under this Section 6 shall survive the expiration or sooner termination of this Lease; provided, however, that Tenant shall not be responsible for any Impositions to the extent that they are in respect of a period beyond the term of this Lease (and, accordingly, upon the termination of this Lease other than on account of an Event of Default, there shall be an appropriate per-diem apportionment of any Impositions actually paid by Tenant that are in respect of a period beyond the term of this Lease).

(b) For purposes hereof, the term “Impositions” shall mean the following (whether general or special, ordinary or extraordinary, foreseen or unforeseen):

(i) any and all taxes, governmental levies, fees, Rents, assessments and charges, including (A) real property taxes, (B) real property general and special assessments (including, without limitation, (1) any special assessments for or imposed by any business improvement district or by any special assessment district, or (2) any assessments for public improvements or betterments, whether or not commenced or completed prior to the date hereof and whether or not to be completed during the term hereof), (C) ad valorem taxes, (D) personal property taxes, (E) occupancy and Rent taxes, (F) water, water meter and sewer rents, rates and charges, and (G) license and permit fees and similar charges;

(ii) any and all charges for, under or with respect to any easement or other agreement encumbering or affecting the Premises;

(iii) any and all utility charges; and

(v) any and all fines, penalties and other similar charges applicable to the foregoing, together with any interest or costs with respect to the foregoing, incurred by reason of Tenant’s failure to make any payments of any of the foregoing items as herein provided.

(c) Tenant shall have the right, at its cost and expense, to seek a reduction in the valuation of the Premises as assessed for real estate tax purposes and to prosecute any action or proceeding in connection therewith, so long as Landlord is advised thereof and not adversely affected thereby. So long as no Event of Default shall have occurred and is then continuing, Tenant shall be authorized to collect any refund of any real estate taxes paid by Tenant obtained by reason thereof and to retain the same.

7. USE.

(a) Tenant shall be permitted to use the Premises only for the following and no other use or purpose: (i) general and executive offices (and uses ancillary thereto); and (ii) research and development, manufacturing and laboratory use (and uses ancillary thereto), but only to the extent that such research and development, manufacturing and laboratory use (and uses ancillary thereto) is of the same manner and scope as exists in the Premises as of the Commencement Date. In any event, Tenant’s use of the Premises shall be subject in all instances to all zoning ordinances, all other Laws and Insurance Requirements (as hereinafter defined), and such other covenants, conditions, restrictions and other encumbrances to which the Premises are or become subject.

(b) Tenant shall not use or occupy or permit the Premises to be used or occupied, nor do or permit anything to be done in or on the Premises or any part thereof, in a manner that would in any way violate any of the Laws, Insurance Requirements, or any certificate of occupancy affecting the Premises, or make void or voidable any insurance then in force with respect thereto, or that may make it impossible to obtain fire or other insurance thereon required to be furnished hereunder by Tenant, or that will cause or be likely to cause structural injury to any of the Improvements, or that will constitute a public or private nuisance or waste. Nothing contained in this Lease and no action or inaction by Landlord shall be deemed or construed to mean that Landlord has granted to Tenant (and, except as otherwise expressly provided herein, Tenant shall not have) any right, power or permission to do or permit any act or to make any agreement that may create, give rise to, or be the foundation for, any right, title, interest, lien, charge or other encumbrance upon the estate of Landlord in the Premises.

8. COMPLIANCE WITH LAWS AND AGREEMENTS.

Tenant shall, throughout the term of this Lease, and at Tenant’s sole cost and expense, promptly comply with (i) all Laws applicable in any way to the Premises or any portion or component thereof (including any Laws that are applicable to the use, operation, repair or maintenance of the Premises or any of Tenant’s property located therein), whether or not such Laws (a) are present or future, foreseen or unforeseen, ordinary or extraordinary, or (b) shall require structural or extraordinary repairs, alterations, or additions, (ii) all Insurance Requirements, whether or not such Insurance Requirements (a) are present or future, foreseen or unforeseen, ordinary or extraordinary, or (b) shall require structural or extraordinary repairs, alterations, or additions, and (iii) any and all agreements, contracts, easements, covenants, conditions and restrictions affecting the Premises or any part thereof or the ownership, occupancy or use thereof (regardless of whether such agreements, contracts, easements and restrictions are existing on the date hereof or are hereafter created by Tenant, or are hereafter consented to or requested by Tenant), including those listed on Schedule D hereto.

9. MAINTENANCE AND REPAIR.

(a) Tenant shall promptly throughout the term of this Lease, at Tenant’s cost and expense, take good care of and maintain the Premises (and all of its component parts) in good order and repair.

(b) Tenant shall not commit or suffer to be committed any waste upon or about the Premises, and shall promptly at its cost and expense, make all necessary (in order to maintain the Premises in as good a condition as exists as of the date hereof) replacements, restorations, renewals and repairs to the Premises and all of its component parts (including the Equipment, the roof, the structural elements of the Improvements, and the parking areas), whether interior or exterior, structural or nonstructural, ordinary or extraordinary, and foreseen or unforeseen, ordinary wear and tear excepted (and subject to the provisions of Sections 13 and 14 below). Repairs, restorations, renewals and replacements shall be at least equivalent in quality to the original work or the property replaced, as the case may be. Without limiting the generality of the foregoing, if any item of Equipment shall become obsolete, non-functional, or uneconomic to repair, Tenant shall remove such item from the Premises and, promptly replace it with a comparable item in good working order (and, upon completion thereof, Tenant shall deliver any and all warranties therefor to Landlord, which warranties must be freely assignable to Landlord). Tenant shall not make any claim or demand upon or bring any action against the Landlord for any loss, cost, injury, damage or other expense caused by any failure or defect, structural or nonstructural, of the Premises or any part thereof. Tenant shall not knowingly take or permit any action that voids any warranty with respect to the Improvements or any of its component parts.

(c) Landlord shall not under any circumstances be required to build any improvements on the Premises, or to make or pay for any repairs, replacements, alterations or renewals of any nature or description to the Premises (or any portion thereof), whether interior or exterior, ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, or to make any expenditure whatsoever in connection with this Lease or to inspect or maintain the Premises in any way. Tenant hereby waives the right to make repairs, replacements, renewals or restorations at the expense of Landlord pursuant to any Laws (including the provisions of California Civil Code sections 1941 and 1942 or any successor thereto).

10. TENANT CHANGES.

Tenant, at its sole cost and expense, shall have the right to make alterations, additions, installations and other changes to the Premises (each, a “Tenant Change”), subject, however, in all cases, to the following provisions:

(a) Tenant, without Landlord’s consent, may make Tenant Changes that are neither Material Tenant Changes (as hereinafter defined) nor Prohibited Tenant Changes (as hereinafter defined). Tenant shall give Landlord notice of any Tenant Changes made pursuant to the preceding sentence (other than Tenant Changes that are merely decorative in nature). Tenant shall not make any Tenant Change that is a Material Tenant Change without having first obtained Landlord’s prior written approval thereof. So long as Tenant complies with the provisions of this Section 10 and there shall not otherwise exist an Event of Default under this Lease, Landlord’s approval of any proposed Material Tenant Change shall not be unreasonably withheld, so long as the proposed Material Tenant Change is not a Prohibited Tenant Change. As used herein, the term “Material Tenant Change” shall mean any Tenant Change that (i) affects the exterior face of any building façade that is part of the Improvements, (ii) affects the structural elements of any Improvements, (iii) constitutes a new or additional building or structure, (iv) reduces the usable or rentable area of any Improvements, or (v) will cost, when aggregated with the cost of all other Tenant Changes that are then in progress or that will be performed substantially contemporaneously with such Tenant Change, in excess of Two Hundred Fifty Thousand Dollars and No/100 ($250,000.00).

(b) Any request by Tenant for Landlord’s approval of any Material Tenant Change pursuant to Section 10(a) above shall be accompanied by a full set of the plans and specifications therefor and a copy of the cost estimates in respect thereof.

(c) Notwithstanding anything to the contrary contained herein, in no event shall Tenant ever make any Prohibited Tenant Change. As used herein, the term “Prohibited Tenant Change” shall mean any Tenant Change that (i) decreases the size of or decreases the usable or rentable area of any of the Improvements, (ii) would (or could reasonably likely) reduce the sales or rental value of the Premises, (iii) ties-in or connects the Premises or any Improvements thereon with any real property outside the Premises, (iv) changes the primary use of any portion of the Improvements to a use other than general and executive office use, (v) would (or could reasonably likely) have an adverse effect on the structural integrity of the Improvements or could have an adverse effect on any system serving the Improvements, or (vi) is prohibited by any Law, any Mortgage or any other agreement, covenant, condition or restriction affecting the Premises.

(d) All Tenant Changes shall be performed subject to and in accordance with the following:

i. Any Material Tenant Change shall be conducted under the supervision of a California licensed architect or engineer selected by Tenant (and reasonably approved by Landlord; Landlord agreeing to respond to any request for such approval within 10 days after receiving written notice thereof) and shall be made in accordance with detailed plans and specifications therefor and cost estimates prepared by such architect or engineer.

ii. With respect to Tenant Changes for which plans and specifications are required (by the provisions of this Lease or any Laws) to be submitted to Landlord or any governmental authority, (i) such plans and specifications shall be fully detailed and coordinated architectural, structural and mechanical plans and specifications (and, if requested by Landlord, fully detailed and coordinated architectural, structural and mechanical working drawings), (ii) such Tenant Changes shall be performed in accordance with such plans and specifications, and (iii) Tenant, promptly after the completion of such Tenant Changes, shall deliver to Landlord “as built” drawings therefor (or, if no “as built” drawings were prepared, then a copy of the final plans and specifications for such Tenant Changes).

iii. Tenant shall pay or reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord (including the reasonable costs of any architect, engineer or other professional employed by Landlord) in connection with (i) any review of any plans and specifications setting forth such Tenant Changes, or (ii) any on-site inspections of such Tenant Changes.

iv. Tenant, at its expense, shall timely obtain (and furnish true and complete copies to Landlord of) all permits, certificates and approvals required to be obtained from any governmental authority for the commencement and prosecution of any Tenant Changes and/or the final approval thereof upon completion. A copy of all such permits, certificates and approvals required prior to the commencement of any Tenant Changes shall be delivered to Landlord prior to the commencement thereof.

v. All Material Tenant Changes shall be performed only by contractors and subcontractors that have been first approved by Landlord in writing (not to be unreasonably withheld; Landlord agreeing to respond to any request for such approval within 10 days after receiving written notice thereof).

vi. All Tenant Changes shall be performed (x) in compliance with all Laws and Insurance Requirements, and otherwise in a good and workmanlike manner (using quality materials), and (y) in such manner as not to violate any other provision of this Lease. Throughout the performance of any Tenant Changes, Tenant, at its expense, shall carry, or cause to be carried, (i) workers’ compensation insurance in statutory limits, (ii) such general liability insurance and other insurance as Landlord shall reasonably require from Tenant and/or any contractors or subcontractors performing Tenant Changes, and (iii) any other insurance pertaining to such Tenant Changes that is required to be carried by Tenant pursuant to Section 11 below.

vii. All Tenant Changes, once commenced, shall be diligently performed to completion.

viii. Tenant acknowledges that any review or approval by Landlord of any plans and specifications with respect to any Tenant Changes, and/or any on-site inspections of any Tenant Changes, and/or any supervision by Landlord of Tenant Changes, are solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant with respect to the adequacy, correctness or efficiency of any such plans and specifications or Tenant Changes, or the compliance thereof with Laws, Insurance Requirements or the provisions of this Lease, and Landlord shall have no liability or responsibility therefor.

ix. Upon completion of any Tenant Changes, Tenant shall deliver copies of any and all warranties therefor to Landlord, which warranties must be freely assignable to Landlord. Tenant shall maintain at the Premises, and turn over and assign to Landlord upon expiration or termination of this Lease, all such warranties.

(e) All Tenant Changes (other than those that constitute Tenant’s Property, as hereinafter defined) shall immediately upon incorporation into the Premises be and become the property of Landlord (as Improvements). Without limiting the generality of the foregoing, Tenant shall execute any document reasonably requested by Landlord (e.g., a bill of sale) to confirm that any Tenant Change has been so incorporated and become the property of Landlord.

(f) If Tenant proposes to perform any Tenant Change that Landlord reasonably estimates will cost in excess of $250,000, then, as a condition to granting its consent to such Tenant Change, Landlord may require that Tenant furnish to Landlord, as security for the full completion of such Tenant Change, a cash amount (the “Alterations Deposit”) equal to 125% of Landlord’s reasonable estimate of the cost of such Tenant Change, which amount (x) Landlord shall be permitted to use, apply or retain (in whole or in part) to the extent required for the payment of any sum which Landlord may expend or may be required to expend by reason of Tenant’s default, and (y) shall otherwise be retained, used, held and applied in the same manner as the security deposit provided for in Section 4 hereof. The Alterations Deposit shall be disbursed to Tenant from time to time as the Tenant Change in questions progresses, such disbursement to be in accordance with the disbursement procedures in Section 13(e) below (applied mutatis mutandis).

(g) If Tenant desires to make any Removable Tenant Change (as defined below), then Tenant may request that Landlord advise Tenant as to whether Tenant will be obligated to remove such Removable Tenant Change (and restore the Premises to its condition prior to the making thereof) upon the expiration or sooner termination of the term of this Lease. Landlord, within 30 days after its receipt of such request, shall so advise Tenant (it being understood that Landlord shall make such election in its sole discretion). Upon the expiration or sooner termination of the term of this Lease, Tenant, at the request of Landlord, shall (i) remove any Removable Tenant Change made by Tenant or any Tenant Party after the date hereof (other than any Removable Tenant Change that Landlord previously advised Tenant in writing would not have to be so removed), (ii) restore the Premises to the condition existing prior to the making of any such Removable Tenant Change that is required to be removed pursuant to the immediately preceding clause (i), and (iii) repair (or, at Landlord’s option, reimburse Landlord for the cost to repair) any damage to the Premises that results from such removal or restoration. For purposes hereof, a “Removable Tenant Change” shall mean any Tenant Change that is not a customary office installation (such as raised floors, vaults and slab penetrations), including any Tenant Change that is made to convert any space in the Improvements from office use to any use other than office use.

(h) Landlord acknowledges that, during the term of this Lease, Diagnostics and Characterization Group of Credence Systems Corporation will relocate to the Premises and, in connection with such relocation, will occupy approximately 8,200 square feet of space in the south side of 1355 California Circle, as more particularly described on Schedule G annexed hereto. In connection with such relocation, Landlord agrees that Tenant may make the Tenant Changes necessary to accommodate such relocation (the “DCG Changes”), so long as such Tenant Changes (i) do not have an adverse effect on the structural integrity of the Improvements or on any system serving the Improvements, (ii) are made in compliance with all applicable Laws and all applicable provisions of this Lease, (iii) are limited to approximately

8,200 square feet of space in the south side of 1355 California Circle, (iv) are reasonably anticipated to cost less than $1 million in the aggregate to perform and complete (and, prior to commencement of such Tenant Changes, Tenant furnishes to Landlord reasonable evidence of such cost), and (v) will not result in the cost of the restoration work described in the immediately following sentence exceeding $350,000 (in 2007 dollars). Upon the expiration or sooner termination of this Lease, Tenant, at its cost, shall restore (to the condition existing immediately prior to the DCG Changes) all office space converted to another use as part of the DCG Changes.

11. INSURANCE.

(a) Tenant shall, throughout the term of this Lease, at its own cost and expense, obtain and maintain in full force and effect:

(1) property insurance against all risk of loss to the Premises customarily covered by so-called “all risk” or “special perils” form policies (including but not limited to coverage with respect to collapse, fire, lightning, vandalism, malicious mischief, water damage, mudslide, subsidence, terrorism, building collapse, windstorm, hurricane) in amounts sufficient to provide one hundred (100%) percent of the full replacement cost of the Improvements; which amounts shall be determined from time to time as requested by Landlord. The foregoing insurance shall, inter alia, (x) contain an agreed amount endorsement or a coinsurance waiver and replacement cost value endorsement without reduction for depreciation, (y) cover additional expense of demolition and increased cost of construction, including increased costs that arise from any changes in Laws regulating any Restoration Work (as defined below), and (z) have a deductible that does not exceed $50,000. If the Property Damage Insurance does not otherwise cover damage caused by the acts of terrorists (“Terrorism Insurance”), then, at Landlord’s request, Tenant shall provide such coverage under a separate policy that complies with all requirements applicable to the Property Damage Insurance and Tenant and Landlord shall each be responsible for 50% of the costs of such Terrorism Insurance policy; provided, however, that (i) Tenant shall not be required to maintain (or reimburse Landlord for) Terrorism Insurance in excess of the Terrorism Insurance that is then required to be maintained pursuant to any Mortgage, and (ii) Landlord may elect to carry such Terrorism Insurance in lieu of Tenant, in which case (subject to the immediately preceding clause (i)) Tenant shall reimburse Landlord from time to time for 50% of the cost of such Terrorism Insurance;

(2) flood damage insurance with a limit of not less than $2,000,000 and a commercially reasonable deductible;

(3) intentionally omitted;

(4) business interruption insurance in an amount equal to the Base Rent for twelve (12) months if the Premises are destroyed or rendered untenantable by any cause insured against (it being understood that the existence of such insurance does not reduce Tenant’s obligation to pay Base Rent without diminution);

(5) the following liability insurance for personal injury, bodily injury, death, accident and property damage (collectively, the “Liability Insurance”): (a)

commercial general liability insurance, including products completed operations and personal injury; (b) owned (if any), hired, and non-owned automobile liability insurance; (c) workers compensation insurance written with statutory limits and employer’s liability insurance in an amount not less than $5,000,000, covering all employees engaged in connection with any the Premises (employer’s liability insurance shall not contain an occupational disease exclusion), and (d) umbrella liability insurance in the amount of at least $20,000,000 (which shall sit in excess of all liability policies as described in sections (a) through (c) above). The Liability Insurance shall provide coverage of at least $25,000,000 per occurrence per location, which limit can be achieved with any combination of primary and excess/umbrella insurance. The Liability Insurance shall be written on an occurrence basis and shall include, inter alia, coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability, and products and completed operations;

(6) if a sprinkler system shall be located in the Premises, sprinkler leakage insurance in amounts reasonably satisfactory to Landlord;

(7) comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage in an amount equal to one hundred (100%) percent of the full replacement cost of the applicable Improvements;

(8) workers compensation insurance written with statutory limits and employer’s liability insurance in an amount not less than $5,000,000, covering all employees engaged in connection with any the Premises. Employer’s liability insurance shall not contain an occupational disease exclusion;

(9) during the performance of any Tenant Changes, Tenant shall maintain (or cause its general contractor to maintain for the benefit of Tenant, Landlord, and Mortgagee) the following insurance: (i) completed value builders risk insurance for the Premises, including all building materials thereon, covering loss or damage from fire, lightning, extended coverage periods, sprinkler, leakage, vandalism, malicious mischief and perils insured in an amount not less than the cost, as reasonably estimated by Landlord, of the construction of the Improvements or alterations thereto, and (ii) worker’s compensation insurance covering the full statutory liability as an employer of the contractor performing the work of such construction or alterations;

(10) property insurance against all risk of loss to Tenant’s Property (as defined below) customarily covered by so-called “all risk” or “special perils” form policies (including but not limited to coverage with respect to collapse, fire, lightning, flood, vandalism, malicious mischief, water damage, mudslide, subsidence, building collapse, windstorm, hurricane) in amounts sufficient to provide one hundred (100%) percent of the full replacement cost of Tenant’s Property;

(11) any other insurance then required to be maintained pursuant to a Mortgage, to the extent such requirement is commercially reasonable;

(12) such other insurance with respect to the Premises and in such amounts as Landlord from time to time may reasonably request against such other insurable risks which at the time in question are commonly insured against in the case of property similar to the Premises.

Any insurance described in this Section 11(a) (including the insurance described in Section 11(a)(1)) that constitutes property insurance with respect to the Premises or any component thereof is referred to herein as “Property Damage Insurance”.

(b) Landlord may, from time to time, require that the limits of the aforesaid insurance be increased (so long as such requirement is required pursuant to a Mortgage or is otherwise reasonable), and such increased limits are then generally maintained by prudent owners of similar properties. All such insurance described in subparagraph (a) of this Section 11 shall: (i) in the case of any Property Damage Insurance covering the Improvements, name Landlord (and/or, at Landlord’s direction, any Mortgagee or Underlying Lessor) as additional insureds and loss payees, (ii) in the case of all other insurance (except workers’ compensation insurance), name Landlord and any Mortgagee or Underlying Lessor of which Tenant has knowledge as additional insureds (as their interests may appear in the case of any property insurance), (iii) be obtained from and maintained with domestic insurer(s) authorized to do business in California and reasonably satisfactory to Landlord with: (a) a claims paying ability of not less than “AA” (or the equivalent) by S&P (or its successor) and one other nationally recognized rating agency satisfactory to Landlord or (b) “A-IX” or better financial strength rating by AM Best (or its successor) ; (iv) contain such deductibles, and be on and/or contain such terms and conditions, as shall be reasonably satisfactory to Landlord; (v) provide that any loss otherwise payable thereunder shall be payable notwithstanding any act or negligence of Tenant, Landlord or any Landlord Party (as hereinafter defined) that might, absent such agreement, result in a forfeiture of all or part of the payment of such loss (and, in the case that a Mortgage or Underlying Lessor is the loss payee under any property insurance policy, such policy shall contain a standard noncontributory mortgagee endorsement); and (vi) otherwise comply with the provisions of this Section 11. The proceeds of any loss under any policy or policies of property insurance (including the Property Damage Insurance) shall be payable to Landlord (or to any Mortgagee or Underlying Lessor designated by Landlord therefor) as the sole “loss payee” thereunder, it being understood that the provisions of Section 13 below shall apply in respect thereof.

(c) Tenant shall furnish Landlord (and any named Mortgagee or Underlying Lessor) with duplicate original(s) or original certificate(s) together with true copy(ies) of all insurance policies described in Section 11(a) above, including renewal and replacement policy(ies), together with written evidence that the premiums therefor (the “Premiums”) have been paid.

(d) Each policy of insurance required hereunder shall be primary with respect to the Premises and shall contain an agreement by the insurer that it will not cancel or modify such policy except after thirty (30) days prior written notice to Landlord (and all named Mortgagees and Underlying Lessors) by certified mail, return receipt requested. Not less than fifteen (15) days prior to the expiration of any such insurance policy, Tenant shall deliver to Landlord (and all named Mortgagees and Underlying Lessors) a certificate evidencing the replacement or renewal thereof.

(e) Tenant shall not take out separate insurance concurrent in form or contributing in the event of loss with that required to be furnished by Tenant under this Section 11 of this Lease.

(f) Each insurance policy required to be maintained by Tenant under this Section 11 shall include a waiver of the insurer’s right of subrogation against Landlord (and all named Mortgagees and Underlying Lessors). To the fullest extent permitted by law, Tenant hereby releases Landlord and all Landlord Parties with respect to any claim (including a claim for negligence) that it might otherwise have for loss, damage or destruction with respect to Tenant’s property (including business interruption and rental loss resulting from such loss, damage or destruction) occurring during the term of this Lease; provided, however, that the release provided for in this sentence shall apply only to the extent that Tenant is covered (or is required by this Lease to be covered) by insurance with respect to such loss, damage or destruction (with the understanding that such release shall apply to the full extent of the amount of any deductible under such insurance, unless the loss, damage or destruction was due to Landlord’s or Landlord Parties’ gross negligence or willful misconduct, in which case, Landlord shall pay for the entire deductible).

(g) Notwithstanding anything to the contrary contained herein, in the event Tenant fails to procure any insurance required under this Section 11, Landlord shall have the right, after written notice to Tenant, to procure such insurance, and all premiums paid by Landlord with respect to such insurance so procured by Landlord (together with interest at the Default Rate, as defined below, on the amount expended by Landlord in connection therewith) shall be payable by Tenant as additional rent within 30 days after demand. Tenant shall pay to Landlord, immediately upon demand all costs incurred by Landlord to obtain and maintain in effect the policies of insurance required under this Section 11 or otherwise required by Landlord under this Lease.

12. INDEMNIFICATION; NOTIFICATION.

(a) Except to the extent arising from Landlord’s or Landlord Parties’ gross negligence or willful misconduct, Tenant shall at all times indemnify Landlord and all Landlord Parties for, defend Landlord and all Landlord Parties against, and save Landlord and all Landlord Parties harmless from, any liability, loss, cost, injury, damage or other expense or risk whatsoever (including reasonable attorneys’ fees) that may be imposed upon or incurred by or asserted against Landlord and/or any of the Landlord Parties by reason of or in connection with: (i) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Premises (or adjoining sidewalks or parking areas, but only to the extent covered by the insurance Tenant is required hereunder to maintain) at any time during the term of this Lease or during the term of Credence Systems Corporation’s prior ownership of the Premises, (ii) the use, misuse, occupancy, possession or unoccupancy of the Premises by, or any other act or omission of, Tenant or any Tenant Party, (iii) the condition of the Premises or any component thereof time during or prior to the term of this Lease, (iv) the breach by Tenant of any provision of this Lease (including Section 38 below), and/or (v) any contest described in Section 21 below that is prosecuted by or on behalf of Tenant. At Landlord’s request, Tenant shall, at its cost and expense, defend against any and all such actions, claims and demands.

(b) Tenant, promptly after obtaining knowledge thereof, shall give written notice to Landlord of each accident with respect to which a claim has been made against Tenant or any of its insurers that may result in material damages or material claims for damages against Tenant or any Landlord Party. Tenant shall furnish to Landlord information about the time, place and nature of the accident, the names and addresses of the parties involved, any person injured, witnesses and owners of any property damaged or alleged to be damaged and such other information as may be known to it. Tenant shall promptly furnish to Landlord upon request copies of all correspondence, papers, notices and documents whatsoever that it receives in connection therewith.

(c) If any claim is brought against any Person (as defined below) entitled to indemnification against such claim pursuant to the above provisions of Section 12(a) or any other provision of this Lease (each such Person, an “Indemnified Person”), then such Indemnified Person shall, at such Indemnified Person’s option, either (i) defend against such claim itself at the Tenant’s cost and expense (in which case such Indemnified Person shall control such defense but shall consult with the Tenant concerning the conduct thereof) or (ii) permit the Tenant, at the Tenant’s sole cost and expense, to defend against such claim (in which case such Indemnified Person shall cooperate with the Tenant by providing, at the expense of the Tenant, such witnesses, documents and other assistance as the Tenant may reasonably request).

(d) Tenant’s obligations under this Section 12 shall survive the expiration or sooner termination of this Lease.

13. DAMAGE OR DESTRUCTION.

(a) Tenant shall bear all risk of damage, loss and destruction of the Premises from whatever source (whether or not any insurance proceeds are payable in respect of, or are sufficient to cover, such damage, loss or destruction). If the whole or any portion of the Premises is damaged or destroyed by fire or other casualty, then Tenant shall, at its cost and expense, forthwith repair, restore, rebuild or replace the damaged or destroyed Improvements and Tenant’s Property (as defined below), and complete the same as soon as reasonably possible, to the condition they were in prior to such damage or destruction, except for such changes in design or materials as may then be required by Laws (the repair, restoration, rebuilding and/or replacement work required of Tenant under this Section 13(a) is herein collectively called the “Restoration Work”). Notwithstanding the foregoing, if (x) the Premises are damaged or destroyed by a fire or other casualty that is caused by an affirmative action of Landlord or a Landlord Party that constitutes gross negligence or willful misconduct, (y) at the time of such fire or other casualty, Tenant maintained all of the insurance Tenant was required to maintain pursuant to Section 11 above, and (z) such fire or other casualty is not covered by such insurance, then Landlord (rather than Tenant) shall pay the cost of the Restoration Work with respect to such fire or other casualty.

(b) Tenant, shall, within thirty (30) days after the occurrence of the fire or other casualty, furnish to Landlord an estimate, prepared and certified by an architect selected by Tenant and reasonably acceptable to Landlord, of the date by which such architect expects the Restoration Work to be completed. The provisions and requirements of Section 10 shall apply with respect to the Restoration Work (and the same shall constitute Tenant Changes hereunder); and without limiting the generality of the foregoing, the same shall be performed in accordance with the plans and specifications to the extent required under Section 10.

(c) Notwithstanding any Laws to the contrary, there shall be no abatement or diminution of Base Rent or additional rent or release from any of Tenant’s obligations hereunder (nor shall Tenant have any right whatsoever to terminate this Lease except as expressly set forth herein to the contrary) by reason of any such damage or destruction to the Premises, regardless of the period of time, if any, during which the Premises or any part thereof remain untenantable.

(d) Promptly after any damage or destruction to the Premises by fire or other casualty, Tenant shall submit proof of loss statements with the insurance company(ies) under the policies of Property Damage Insurance and provide Landlord (and any named Mortgagee or Underlying Lessor) with a copy of all such submitted statements. Landlord (and any named Mortgagee or Underlying Lessor) shall have the right to participate with Tenant in the adjustment, collection and compromise of any and all claims under all policies of Property Damage Insurance and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Tenant shall not settle any claim without the prior written approval of Landlord (and any named Mortgagee or Underlying Lessor), which approval shall not be unreasonably withheld so long as no Event of Default then exists.

(e) The proceeds of the policies of Property Damage Insurance in respect of the damage or destruction in question shall be paid either to any Mortgagee or Underlying Lessor designated by Landlord for such purpose or, if no such Mortgagee or Underlying Lessor then exists, an independent escrow agent reasonably selected by Landlord (in either event, the person being paid such proceeds is herein called the “Casualty Depositary”) in trust in accordance with the following provisions of this Section 13. The term “Net Property Damage Insurance Proceeds” shall mean the proceeds of the policies of Property Damage Insurance, in respect of the damage or destruction in question, that are actually paid to Casualty Depositary, less the reasonable cost to the Casualty Depositary and/or Landlord of recovering, holding and/or paying out such proceeds pursuant to the provisions of this Section 13 (including, without limitation, reasonable attorneys’ fees, costs and disbursements and, as applicable, the reasonable costs and expenses allocable to policing the requirements of Section 13(f)(1) through (6) below, including without limitation the costs and expenses incurred in inspecting the Restoration Work and/or any plans and specifications therefor).

(f) If the estimated cost of the Restoration Work, as reasonably determined by the Casualty Depositary, shall be $250,000 or less, then the Casualty Depositary shall pay the Net Property Damage Insurance Proceeds to Tenant, and Tenant shall hold the same in trust to be applied toward the cost of the Restoration Work.

(g) If the estimated cost of the Restoration Work, as reasonably determined by the Casualty Depositary, shall exceed $250,000, then the Casualty Depositary shall hold the Net Property Damage Insurance Proceeds, and disburse the same to Tenant, as reimbursement for the costs of the Restoration Work, from time to time, as the Restoration Work progresses (but not more frequently than monthly, and with the understanding that no disbursement made prior to the final completion of the Restoration Work shall exceed 90% of the value of the Restoration Work performed from time to time), subject, however, in all events, to the following conditions:

(1) Each request for payment shall be made on fifteen (15) days prior written notice to the Casualty Depositary and shall be accompanied by a certificate to be made by the architect or engineer supervising the Restoration Work stating (x) that the part of the Restoration Work that has been completed has been performed in compliance with the approved plans and specifications, (y) that the amount requested is justly required to reimburse Tenant for payments by Tenant to, or is justly due to, the contractor, subcontractors, materialmen, laborers, engineers, architects or other persons rendering services or materials for the Restoration Work (giving a brief description of such services and materials), and that when added to all amounts previously paid out by the Casualty Depositary does not exceed the value of the Restoration Work performed to the date of such certificate, and (z) that the amount of the Net Property Damage Insurance Proceeds remaining in the hands of the Casualty Depositary will be sufficient on completion of the Restoration Work to pay for the same in full (giving in such detail, as the Casualty Depositary may reasonably require, an estimate of the cost of such completion).

(2) Each request shall be accompanied by waivers of lien satisfactory to the Casualty Depositary covering that part of the Restoration Work for which payment or reimbursement is being requested and by a search prepared by a title company or by other evidence satisfactory to the Casualty Depositary that there has not been filed with respect to the Premises any mechanics’ or other lien or instrument for the retention of title in respect of any part of the Restoration Work which has not been discharged of record.

(3) The request for any payment after the Restoration Work has been substantially completed shall be accompanied by a copy of any certificate or certificates required by law to permit the legal occupancy of the Premises.

(4) If, at anytime prior to completion of the Restoration Work, the Casualty Depositary, in its reasonable judgment, shall determine that the Net Property Damage Insurance Proceeds it is holding shall be insufficient to pay for the full completion of the Restoration Work, then Tenant shall pay the amount of such deficiency to the Casualty Depositary to be held and applied pursuant to this Section 13(f) along with the Net Property Damage Insurance Proceeds.

(5) Notwithstanding anything to the contrary contained herein, if (ii) the Casualty Depositary is a Mortgagee, and (ii) the Mortgage held by such Mortgagee imposes additional or different conditions on the release and disbursement of the Net Property Damage Insurance Proceeds, then Tenant shall also comply with such additional or different conditions (whether or not they are more or less restrictive than the foregoing conditions), except only to the extent that such additional or different conditions result in a disbursement being withheld because of a default under such Mortgage that was not the direct or indirect result of a default by Tenant under this Lease.

(6) If, after the completion of the Restoration Work and Tenant’s full compliance with the provisions of this Section 13(f), there is any surplus of Net Property Damage Insurance Proceeds, the excess shall be paid to Tenant (so long as no Event of Default has occurred).

(h) Notwithstanding anything herein to the contrary, if an Event of Default shall be continuing during any period that the Casualty Depositary is holding any insurance proceeds hereunder, then the Casualty Depositary shall have the right, but not the obligation, to apply the whole or any part of such proceeds to the cure or remedy of such default prior to paying over, holding and/or applying the same in accordance with the following provisions of Section 13(e) and 13(f) hereof.

(i) Tenant hereby waives any and all rights under any applicable Law to terminate this Lease, or receive a reduction or abatement of the rent payable hereunder, upon a partial or complete destruction of the Premises (including any such rights under California Civil Code Sections 1932(2) and 1933(4) or any successor thereto).

(j) Notwithstanding anything to the contrary contained herein, if (i) twenty-five percent (25%) or more of the Improvements shall have been damaged or destroyed by a fire or other casualty, and (ii) such fire or other casualty occurs during the last fifteen months of the term of this Lease (as the same may have theretofore been extended by the exercise of any Renewal Option), then Tenant, in lieu of performing the Restoration Work, shall have the right to terminate this Lease by giving notice to Landlord of Tenant’s election to do so within 30 days after the date of such fire or other casualty, together with (x) an assignment to Landlord and Mortgagee, as their interests may appear, of all of Tenant’s right, title and interest in any insurance proceeds recovered or recoverable in respect of such fire or other casualty (and the delivery to Landlord of any insurance proceeds actually collected by Tenant with respect to such fire or other casualty), and (y) the payment to Landlord of the amounts of any applicable deductible, whereupon this Lease shall terminate thirty (30) days after the date of such notice, except for any obligations or liabilities that have accrued prior to such termination date or that survive the expiration or termination of this Lease.

14. CONDEMNATION.

(a) If at any time during the term of this Lease, all or substantially all of the Premises shall be taken for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain or by agreement between Landlord and those authorized to exercise such right, then the following provisions shall apply:

(1) This Lease and the term hereby granted shall terminate and expire on the date of such taking and all Base Rent and additional rent provided to be paid by Tenant shall be apportioned and paid to the date of such taking.

(2) The entire award for the taking of the Premises (without reduction therefrom for, or any payment to Tenant on account of, the value of any leasehold estate of Tenant hereunder as to such portion of the Premises or any value attributable to any Tenant Changes to the Improvements so taken) shall be the property of, and shall be paid to, Landlord (and/or any Mortgagees or Underlying Lessors designated by Landlord for such purpose).

The term “substantially all of the Premises” shall mean so much of the Premises such that the remaining balance of the Premises (due either to the area so taken or the location of the part so taken in relation to the part not so taken) would not (under economic conditions or any Laws) be capable of either (I) supporting Tenant’s business operations or (II) producing a fair and reasonable return as a rental property; provided, however, that in no event shall a taking be deemed to a taking of “substantially all of the Premises” unless such taking is a taking of at least 50% of the floor area of the Improvements.

(b) If at any time during the term of this Lease less than substantially all of the Premises shall be so taken or condemned, then the following provisions shall apply:

(1) Notwithstanding any applicable Law to the contrary, this Lease and the term hereof shall nevertheless continue, and there shall be no abatement or diminution of Base Rent or additional rent or release from any of Tenant’s obligations hereunder (nor shall Tenant have any right whatsoever to terminate this Lease) by reason of such taking or condemnation.

(2) Tenant, whether or not any condemnation award is sufficient for such purposes, shall proceed diligently to restore the remaining parts of the Premises and the sidewalks and curbs adjacent thereto not so taken so that the same shall be a complete, rentable, self-contained architectural unit in good condition and repair (all such restoration work being herein called the “Condemnation Work”). The provisions and requirements of Section 10 shall apply with respect to the Condemnation Work (and the same shall constitute Tenant Changes hereunder); and without limiting the generality of the foregoing, the same shall be performed in accordance with the plans and specifications to the extent required under Section 10.

(3) The entire award for the taking of the applicable portion of the Premises (without reduction therefrom for the value of any leasehold estate of Tenant hereunder as to such portion of the Premises or any value attributable to any Tenant Changes to the Improvements so taken) shall be paid to either to any Mortgagee or Underlying Lessor designated by Landlord for such purpose or, if no such Mortgagee or Underlying Lessor then exists, an independent escrow agent reasonably selected by Landlord (in either event, the person being paid such proceeds is herein called the “Condemnation Depositary”), in trust, and shall be paid by the Condemnation Depositary as follows:

(A) first, the Condemnation Depositary shall pay the reasonable fees and expenses incurred in collecting the award;

(B) second, the balance of such award, up to the amount reasonably required to perform the Condemnation Work (as determined by a mutually agreeable architect), shall be made available to Tenant to perform the Condemnation Work, subject to and in accordance with the provisions of Section 14(b)(4) below (such portion of the award being herein called the “Condemnation Work Proceeds”); and

(C) third, the balance of such award (if any) shall be paid to Landlord (and/or any Mortgagees or Underlying Lessors designated by Landlord for such purpose).

(4) The Condemnation Work Proceeds shall be held and/or disbursed by the Condemnation Depositary in accordance with the following provisions of this Section 14(b)(4). The term “Net Condemnation Work Proceeds” shall mean the proceeds of such award that are actually paid to the Condemnation Depositary, less the cost to the Condemnation Depositary and/or Landlord of holding and/or paying out such proceeds pursuant to the provisions of this Section 14(b)(4) (including, without limitation, reasonable attorneys’ fees, costs and disbursements and, as applicable, the costs and expenses allocable to policing the requirements of Section 14(b)(4)(B) below, including without limitation costs and expenses incurred in inspecting the Condemnation Work and/or any plans and specifications therefor). The Net Condemnation Work Proceeds shall be held and/or disbursed as follows:

(A) If the estimated cost of the Condemnation Work, as determined by a mutually agreeable architect, shall be $250,000 or less, then the Condemnation Depositary shall pay the Net Condemnation Work Proceeds to Tenant, and Tenant shall hold the same in trust to be applied toward the cost of the Condemnation Work.

(B) If the estimated cost of the Condemnation Work, as reasonably determined by a mutually agreeable architect, shall exceed $250,000, then the Condemnation Depositary shall disburse the Net Condemnation Work Proceeds to Tenant, as reimbursement for the costs of the Condemnation Work, from time to time, as the Condemnation Work progresses (but not more frequently than monthly), subject, however, in all events, to the conditions set forth in Section 13(f)(1) through (5), applied mutatis mutandis, to the Condemnation Work and the Condemnation Depositary.

(c) If the temporary use of the whole or any part of the Premises shall be taken at any time during the term of this Lease for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent domain, or by agreement between those authorized to exercise such right, Tenant shall give prompt notice thereof to Landlord. The term of this Lease shall not be reduced or affected in any way by reason of such temporary taking and Tenant shall continue to pay the Base Rent and additional rent in full, but, so long as no Event of Default then exists, Tenant shall be entitled to receive any taking award payable with respect to such temporary taking, but only to the extent that such award (x) is allocable to the remaining term of this Lease, and (y) does not exceed the Base Rent attributable to the portion of the Improvements so taken.

(d) In any and all proceedings pursuant to which the Premises or any part thereof, or the temporary use of the whole or any part thereof, shall be so taken or condemned, Landlord and Tenant shall be entitled solely to the respective amounts, if any, payable to them pursuant to the provisions of this Section 14. In each such proceeding, Landlord and Tenant agree to execute any and all documents that may be required to facilitate collection of the award(s) in such proceeding.

(e) Notwithstanding anything herein to the contrary, if an Event of Default shall be continuing during any period that the Condemnation Depositary is holding any proceeds of any condemnation award hereunder, then the Condemnation Depositary shall have the right, but not the obligation, to apply the whole or any part of such proceeds to the cure or remedy of such default prior to paying over, holding and/or applying the same in accordance with the following provisions of Section 14(a) and 14(b) hereof.

(f) Tenant hereby waives any and all rights under any applicable Law to terminate this Lease, or receive a reduction or abatement of the Rent payable hereunder, upon a condemnation or taking of all or any part of the Premises (including any such right under California Code of Civil Procedure Section 1265.130 or any successor thereto).

15. EQUIPMENT; TENANT’S PROPERTY.

(a) The Equipment (as defined below) is part of the “Improvements”, and, as such, (i) is (or, to the extent the same was Excluded Personal Property (as defined in the Sale-Leaseback Agreement), upon the expiration or sooner termination of this Lease will automatically become) the property of Landlord and (ii) may not be removed by Tenant during the term of this Lease except as part of Tenant Changes permitted pursuant Section 10 hereof. As used herein, the term “Equipment” shall mean any item of property now or hereafter installed in or on the Premises that (as determined by Landlord) is an integral part of the Improvements, including, without limiting the generality of the foregoing, heating, ventilating, and air-conditioning plants and systems, conveyor systems and related equipment, electrical and plumbing fixtures and systems and other like equipment and fixtures, if any (including all machinery, engines, dynamos, boilers, elevators, elevator shafts, radiators, air-conditioning compressors, sprinkler equipment, electrical equipment, ducts, fire protection equipment, pipes, conduits and fittings, generators, and any other systems servicing or furnishing utilities to the Premises at any time now or hereafter erected, constructed, affixed or attached to or placed in or placed upon the Land or the Improvements, and any and all alterations, renewals and replacements thereof, additions thereto and substitutes therefor).

(b) Tenant shall have the right, at any time during the term of this Lease, to remove Tenant’s Property (as hereinafter defined); provided, however, that any damage to the Premises or any part thereof occasioned by such removal shall be repaired by Tenant at Tenant’s cost and expense. As used herein the term “Tenant’s Property” shall mean trade fixtures, furniture or personal property paid for and owned by Tenant, but shall not include any Equipment.

16. SUBORDINATION AND NONDISTURBANCE.

(a) For purposes of this Lease, the following definitions shall apply:

“Mortgage” shall mean any mortgage or deed of trust that may now or hereafter encumber Landlord’s estate in the Land and/or the Improvements, or any part of either (whether or not such mortgage or deed of trust shall also cover other properties), and shall include each and every advance made or hereafter to be made under such mortgage or deed of trust, and each and every renewal, modification, replacement or extension of such mortgage or deed of trust and any spreader or consolidation of such mortgage or deed of trust, and “Mortgagee” shall mean any holder of any Mortgage.

“Underlying Lease” shall mean any underlying lease of Landlord’s interest in the Premises that (i) Landlord enters into after the date hereof and (ii) is not for the purpose of giving the lessee physical occupancy of the Premises or any portion thereof during the term of this Lease (but instead is entered into for financing purposes, for purposes of conveying to such lessee a beneficial ownership interest in the Premises or any portion thereof during the term of such lease, or for similar purposes), and “Underlying Lessor” shall mean any lessor under an Underlying Lease.

(b) Subject to the provisions of Section 16(f) below, this Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all Underlying Leases and the lien of all Mortgages. This Section 16(b) shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument that Landlord, an Underlying Lessor or a Mortgagee may reasonably request to evidence such subordination.

(c) If, notwithstanding the fact that (except as otherwise expressly provided in Sections 13 and 14 above) this Lease does not permit Tenant under any circumstance to cancel or terminate this Lease or to abate or offset against the payment of Rent or to claim a partial or total eviction, Tenant asserts that it has the right to do so as a result of any act or omission of Landlord, then Tenant shall not exercise such purported right until (a) it has given written notice of such act or omission to Landlord and each Mortgagee and each Underlying Lessor whose name and address shall previously have been furnished to Tenant, and (b) a reasonable period for remedying such act or omission shall have elapsed (not to exceed 30 days, except where the nature of such remediation would reasonably take longer and Landlord, or a Mortgagee or Underlying Lessor, has commenced and continues to diligently pursue such remediation within said 30 days, then such reasonable time thereafter as necessary to complete such remediation) following the giving of such notice and following the time when such Mortgagee or Underlying Lessor shall have become entitled under such Mortgage or Underlying Lease, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice, to effect such remedy plus sixty (60) days), provided such Mortgagee or Underlying Lessor shall give Tenant notice of its intention to, and with due diligence commence and continue to, remedy such act or omission. Notwithstanding the foregoing, as to any breach or default by Landlord the cure of which requires possession and control of the Property, provided that Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time as Mortgagee may reasonably require to either: (i) obtain possession and control of the Property with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or (ii) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.

(d) If any Mortgagee or Underlying Lessor, or any designee of any Mortgagee or Underlying Lessor or any other person, shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease or deed or any other similar action, then at the request of such party so succeeding to Landlord’s rights (herein called “Successor Landlord”), and upon such Successor Landlord’s written agreement to accept Tenant’s attornment, Tenant, upon receipt of written notice from Successor Landlord, shall attorn to and recognize such Successor Landlord as Tenant’s landlord under this Lease and shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment. Landlord agrees that Tenant shall be entitled to rely upon such written notice from Successor Landlord without any further liability or obligation to Landlord. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that, without waiving any claims Tenant may have against Landlord, the Successor Landlord shall not be (i) liable for any previous act or omission of Landlord, (ii) responsible for any monies owing by Landlord to the credit of Tenant, (iii) bound by any covenant to undertake or complete any work in the Premises or to provide an allowance therefor, (iv) subject to any credits, offsets, claims, counterclaims, demands or defenses which Tenant may have against Landlord, (v) bound by any payments of Rent which Tenant might have made for more than one month in advance to Landlord, (vi) required to account for any security deposit other than any security deposit actually delivered to the Successor Landlord, (vii) bound by any modification of this Lease made without Successor Landlord’s written consent, or (viii) bound by any voluntary cancellation or surrender of this Lease made without Successor Landlord’s written consent.

(e) If any Mortgagee or Underlying Lessor shall require any modification(s) of this Lease, Tenant shall, at Landlord’s request, promptly execute and deliver to Landlord such instruments effecting such modification(s) as Landlord shall reasonably require, provided that (i) such modification(s) do not adversely affect, in any material respect, any of Tenant’s rights or obligations under this Lease, and (ii) Landlord reimburses Tenant for Tenant’s reasonable out-of-pocket costs incurred in connection with its review and negotiation of such modification(s) including reasonable attorneys’ fees.

(f) Notwithstanding the foregoing provisions of this Section 16(b), this Lease shall not be subject and subordinate to any Mortgage or Underlying Lease hereafter effected unless and until Landlord shall have obtained for Tenant a Non-Disturbance Agreement (as defined below) from the Underlying Lessor under such Underlying Lease or Mortgagee under such Mortgage, as the case may be. As used herein, the term “Non-Disturbance Agreement” shall mean (1) in the case of an Underlying Lease, an agreement by the Underlying Lessor thereunder, on such Underlying Lessor’s then customary form, providing in substance that (A) such Underlying Lessor will not name or join Tenant as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to such Underlying Lessor under such Underlying Lease (unless required by law), and (B) that if such Underlying Lease shall terminate or be terminated, the Underlying Lessor thereunder will recognize Tenant as the direct tenant of such Underlying Lessor on the same terms and conditions as are contained in this Lease, and (2) in the case of a Mortgage, an agreement by the holder of such Mortgage, on such holder’s then customary form, providing in substance that (A) Tenant shall not be named or joined as a party defendant or otherwise in any suit, action or proceeding to enforce any rights granted to such Mortgagee under its Mortgage (unless required by law), and (B) the possession of Tenant shall not be disturbed or evicted and this Lease, Tenant’s leasehold estate and Tenant’s rights hereunder shall not be terminated or otherwise adversely affected as a result of any foreclosure of any such Mortgage, and any sale pursuant to any such foreclosure or the delivery of a deed in lieu of foreclosure, or other acquisition of Landlord’s interest in the Premises pursuant to the enforcement of the Mortgagee’s remedies; provided, however, that (i) any such provisions of any Non-Disturbance Agreement may be conditioned upon this Lease being in full force and effect and no Event of Default then continuing, and (ii) any Non-Disturbance Agreement may contain the substance of Sections 16(c) and 16(d) hereof, as well as any similar provisions contained in the applicable Mortgagee’s or Underlying Lessor’s (as the case may be) then customary form (so long as such similar provisions are commercially reasonable). If, for reasons not attributable to Tenant’s default under this Lease, Tenant is made a party to any foreclosure or similar legal proceedings with respect to a Mortgage (because applicable law requires Tenant to be made a party thereto as a condition to the mortgagee proceeding against Landlord or prosecuting its rights and remedies), then Landlord shall reimburse Tenant for any out-of-pocket reasonable legal fees incurred by Tenant by reason of Tenant being made such a party.

(g) Tenant agrees to execute any Non-Disturbance Agreement within ten (10) business days after its receipt of a request to do so. In addition, notwithstanding the foregoing provisions of Section 15(f) above, a Non-Disturbance Agreement shall be deemed to have been obtained for Tenant if either (i) Landlord shall have delivered to Tenant a form of Non-Disturbance Agreement (meeting the criteria set forth above in the definition of the same) executed by the Underlying Lessor under the Underlying Lease or, as the case may be, the Mortgagee under such Mortgage, or (ii) (x) Landlord shall have delivered to Tenant, for execution by Tenant, a form of Non-Disturbance Agreement (meeting the criteria set forth above in the definition of the same) that is not yet executed by the Underlying Lessor under the Underlying Lease or, as the case may be, the Mortgagee under such Mortgage, and (y) Tenant shall fail to execute such form and re-deliver the same back to Landlord within ten business days after the delivery thereof to Tenant.

17. QUIET ENJOYMENT.

If Tenant pays the Rent it is obligated hereunder to pay, and observes all other terms, covenants and conditions hereof, it may peaceably and quietly have, hold and enjoy the Premises during the term of this Lease, subject, however, to all the terms of this Lease. No failure by Landlord to comply with the foregoing covenant shall give Tenant any right to cancel or terminate this Lease or to abate, reduce or make any deduction from or offset against any Rent or any other sum payable under this Lease, or to fail to perform any other obligations of Tenant hereunder.

18. ASSIGNMENT AND SUBLETTING.

(a) Except as otherwise expressly provided herein, Tenant shall not, whether voluntarily, involuntarily, or by operation of law or otherwise (i) assign or otherwise transfer in whole or in part this Lease or the term and estate hereby granted, (ii) sublet the Premises or any part thereof, or allow the same to be used or occupied by any person other than Tenant for any purpose, (iii) mortgage, pledge, encumber or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever. The consent by Landlord to a particular assignment, subletting or mortgaging shall not in any way be considered a consent by Landlord to any other or further assignment, subletting or mortgaging. Each request for such consent shall be accompanied by (A) the name of the proposed assignee or subtenant; (B) the terms and conditions of the proposed assignment or subletting; (C) the nature and character of the business which the proposed assignee or subtenant proposes to conduct in the demised premises; (D) current financial statements and banking and other references of such proposed assignee or subtenant; and (E) such other information as may be reasonably requested by Landlord. Landlord agrees to provide Tenant with a written response within 15 days after its receipt of Tenant’s request for consent given in accordance with this Section 18, in which response Landlord shall either give its consent or state its reasons for refusing consent. Landlord’s consent to any proposed assignment or subletting shall not be unreasonably withheld, provided and upon condition that:

i. No Event of Default then exists hereunder;

ii. in Landlord’s reasonable judgment the proposed assignee or subtenant is engaged in a business and the Premises will be used in a manner which is limited to the use expressly permitted under Section 3 above and does not violate any other provisions of this Lease;

iii. in Landlord’s reasonable judgment the proposed assignee or subtenant is a reputable person of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof; and the proposed assignee or subtenant is not a government or governmental agency, department or affiliate thereof or any person or entity with diplomatic immunity; and in Landlord’s judgment the use of the Premises by such assignee or subtenant would not result in the excessive use of any Building service;

iv. the form of the proposed assignment or sublease shall be in form reasonable satisfactory to Landlord and shall comply with the applicable provisions of this Article;

v. Tenant shall pay to Landlord (within 30 days after receipt of invoice from Landlord) any reasonable costs that may be incurred by Landlord in connection with such request for Landlord’s consent to such assignment or sublease, including, without limitation, the reasonable costs of making investigations as to the acceptability of the proposed assignee or subtenant, and reasonable legal costs incurred in connection with the granting or consideration of such requested consent, to the extent such costs do not exceed $2,500 in any instance;

vi. the proposed subletting will not result in there being more than four subtenants of the Premises; and

vii. Landlord shall have received information reasonably sufficient to determine compliance with the foregoing conditions.

(b) [Intentionally Omitted].

(c) Notwithstanding any assignment or transfer of this Lease (whether or not in accordance with the provisions of this Section 18), and notwithstanding the acceptance of rent by Landlord from an assignee, transferee, or any other party, Tenant shall remain fully and primarily liable for the payment of rent and for the performance and observance of all other obligations of this Lease on the part of Tenant to be performed or observed. Tenant’s liability shall be joint and several with any immediate and remote successors in interest of Tenant, and such joint and several liability in respect of Tenant’s obligations under this Lease shall not be discharged, released or impaired in any respect by any agreement or stipulation made by Landlord extending the time of, or modifying any of the obligations of, this Lease, or by any waiver or failure of Landlord to enforce any of the obligations of this Lease. Any assignee shall assume, by written, recordable instrument, in form and content reasonably satisfactory to Landlord, the due performance of all of Tenant’s obligations under this Lease including any accrued obligations at the time of the assignment.

(d) Notwithstanding any subletting by Tenant (whether or not in accordance with the provisions of this Section 18), and notwithstanding the acceptance of rent by Landlord from any subtenant, Tenant shall and will remain fully and primarily liable for the payment of the rent, for the performance and observance of all other obligations of this Lease on the part of Tenant to be performed or observed, and for all acts or omissions of any subtenant (or anyone claiming under or through any subtenant) which shall be in violation of any of the terms and conditions of the Lease, each such violation being deemed to be a violation by Tenant. All subleases shall be subject and subordinate to this Lease, and shall expressly provide that in the event of termination by Landlord of this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease, (2) subject to any credit, offset, claim, counterclaim, demand or defense which such subtenant may have against Tenant, (3) bound by any previous modification of such sublease (made without Landlord’s consent) or by any previous prepayment of more than one (1) month’s rent, (4) bound by any covenant of Tenant to undertake or complete any construction of the Premises or any portion thereof, (5) required to account for any security deposit of the subtenant other than any security deposit actually delivered to Landlord by Tenant, and (6) responsible for any monies owing by Tenant to the credit of the subtenant. No sublease shall be for a term ending later one day prior to the Expiration Date. Each sublease shall provide that the subtenant may not assign its rights thereunder or further sublet the space demised under the sublease, in whole or in part, without Landlord’s consent. If an Event of Default shall occur, then Landlord, thereafter at its option and without waiving any such default, may collect rent from any then existing subtenant of the Premises.

(e) For purposes of this Lease, (i) any transaction (or related series of transactions) (including any transfer(s) of stock, partnership interests, membership interests or other equity interests) which results, directly or indirectly, in a change in control (as defined below) of Tenant shall be deemed an assignment of this Lease, (ii) the term “sublease” shall be deemed to include (in addition to any formal sublease) any type of license, management agreement or other agreement or arrangement whereby any person other than Tenant is granted (x) a right to use the whole or any part of the Premises, (y) operational control over the whole or any part of the Premises, or (z) any right to manage or direct the business conducted in the Premises, and (iii) an amendment to a sublease which either extends the term of such sublease or expands the sublease premises thereunder shall be deemed a separate sublease as to such extended term or expansion space. For purposes hereof, the term “change of control” with respect to Tenant shall mean either (A) the transfer, directly or indirectly, of 50% or more of the legal or beneficial interests in Tenant, (B) the transfer, directly or indirectly, of the power to (x) direct the day-to-day affairs of Tenant (whether by contract, transfer of voting interests, or otherwise) and/or (y) direct or control the management and policies of Tenant, or (C) any other transaction the primary purpose of which is to circumvent the restrictions on assignment and subletting contained in this lease. However, the deemed assignment provisions of this subsection (e) shall not apply to sales effected through the “over-the-counter market” or through any recognized stock exchange, unless such sales are effected by persons deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended.

(f) Notwithstanding anything to the contrary contained herein, Tenant, without any need to obtain Landlord’s consent, may sublet the Premises or assign this Lease to any of the following persons (each, a “Permitted Transferee”): (A) any entity into which Tenant is merged or consolidated by operation of law, or (B) any entity acquiring, by purchase or other transfer, all or substantially all of Tenant’s assets; provided that, in either case, (1) such transaction is effected for legitimate business purposes, and not primarily for the purpose of transferring this Lease,

(2) after such transaction, Tenant (i.e., the resulting corporation in any merger or consolidation described in clause (A) above or the purchaser or other transferee described in clause (B) above, as the case may be) has a tangible net worth, computed in accordance with generally accepted accounting principles, consistently applied, which is not less than the greater of (x) the tangible net worth of Tenant as of the date hereof, and (y) the tangible net worth of Tenant prior to such transaction, and (3) Tenant, not later than 15 days prior any such transaction, shall furnish Landlord with (a) a written description thereof and a duplicate original of the instruments effecting the assignment of this Lease pursuant thereto, and (b) proof reasonably satisfactory to Landlord of compliance with the provisions of clause (2) above.

(g) If Landlord shall give its consent to any assignment of this Lease or to any sublease, then Tenant shall, in consideration therefor, pay to Landlord as additional rent:

i. in the case of an assignment, an amount equal to fifty percent (50%) of the excess of (A) all sums and other considerations paid to Tenant by the assignee for or by reason of such assignment (including any sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture, furnishings or other personal property, less, in the case of a sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns), over (b) the sum of customary brokerage commissions and reasonable attorneys’ fees incurred in connection with such assignment; and

ii. in the case of a sublease, an amount equal to fifty percent (50%) of the excess of (a) any and all rents, additional charges and other consideration payable under the sublease to Tenant on account of any period (including any sums paid for the sale or rental of Tenant’s fixtures, leasehold improvements, equipment, furniture or other personal property, less, in the case of the sale thereof, the then net unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns), to the extent in excess of the Rent accruing under this Lease during the same period in respect of the subleased space (determined on a per-square-foot basis), over (b) the sum of customary brokerage commissions, reasonable attorneys’ fees, subtenant work allowances and subtenant improvement costs incurred by Tenant in connection with such sublease.

Tenant, from time to time, within thirty days of a request therefor by Landlord, shall (x) provide Landlord with an accounting of all such sums described in clauses (i) and (ii) of the immediately preceding sentence, and (y) permit Landlord, at reasonable times, to inspect Tenant’s books and records in respect of such sums. The sums payable under this Section shall be paid to Landlord from time to time as and when paid by the assignee or the subtenant, as the case may be, to Tenant.

Notwithstanding anything to the contrary contained herein, the provisions of this Section 18(g) shall not apply to an assignment or subletting to a Permitted Transferee.

19.	ENTRY BY LANDLORD

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Landlord, and persons authorized by Landlord, shall have the right to enter the Premises at all reasonable times, after at least twenty-four (24) hours advance notice (except in the case of emergency), for the purposes of:

(a) inspecting the conditions of same, verifying Tenant’s compliance with this Lease, making such repairs, alterations, additions, or improvements thereto as may be necessary or desirable if Tenant fails to do so as required hereunder (but Landlord shall have no duty whatsoever to make any such inspections, repairs, alterations, additions, or improvements), and/or for any other commercially reasonable purpose; and

(b) exhibiting the same to persons who may wish to purchase, lease or finance the same, and, during the last twelve (12) months of the term of this Lease, placing a notice of reasonable size in a mutually agreed to location on the Premises offering the same or any part thereof for sale or for rent.

20.	TENANT’S DEFAULT

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(a)	EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default”:

(1) If Tenant shall default in the payment of any Base Rent, additional rent or other amount payable hereunder, and such default shall continue for five (5) days after written notice thereof from Landlord; provided that if Tenant is more than five (5) days late in the payment of Base Rent or additional rent in any twelve (12) consecutive month period, only two notices need be given by Landlord during such twelve (12) month period and any subsequent failure to pay Base Rent or additional rent on or before its due date within such twelve (12) consecutive months shall constitute an Event of Default after five (5) days without notice.

(2) If (x) there shall occur a default under the provisions of Section 11, Section 18 or Section 37 of this Lease, (y) Tenant shall abandon the Premises for more than 30 days (other than on account of a casualty), or (z) any representation or warranty of Tenant contained in any writing delivered to Landlord shall have been materially and adversely false as of the date it was made.

(3) If Tenant shall, whether by action or inaction, be in default of any of its obligations under this Lease (other than a default described in Section 20(a)(1) or (2) above) and such default shall continue and not be remedied as soon as practicable and in any event within twenty (20) days after Landlord shall have given to Tenant a notice specifying the same, or, in the case of a default that is susceptible to being cured but that cannot with due diligence be cured within a period of twenty (20) days, if Tenant shall not (x) within such twenty (20) day period advise Landlord of Tenant’s intention to take all steps necessary to remedy such default, (y) duly commence within such 20-day period, and thereafter diligently prosecute to completion, all steps necessary to remedy the default, and (z) complete such remedy within 120 days after the date of such notice of Landlord.

(4) If (i) Tenant shall commence a case in bankruptcy, or under the insolvency laws of any state, naming Tenant as a debtor, (ii) any other person shall commence a case in bankruptcy, or under the insolvency laws of any state, naming Tenant as a debtor, and such case shall not have been dismissed within forty-five (45) days of the commencement thereof, (iii) Tenant shall make an assignment for the benefit of creditors or any other arrangement involving all or substantially all of its assets under any state statute, (iv) a receiver or trustee shall be appointed for Tenant or for all or any portion of the property of Tenant in any proceeding, which receivership shall not have been set aside within forty-five (45) days of such appointment; (v) Tenant admits in writing its inability to pay its debts generally as they mature, (vi) Tenant is no longer solvent or is unable to pay its debts generally as they mature; (vii) Tenant consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of Tenant or of any substantial part of Tenant’s property; or (viii) this Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within 30 days (any of the foregoing shall be deemed a “Bankruptcy Event”).

(b) TERMINATION, RE-ENTRY, DAMAGES, ETC.

(1) This Lease and the estate hereby granted are subject to the limitation that if an Event of Default shall occur, then, in any such case, Landlord may give to Tenant a notice of intention to terminate this Lease and the term hereof as of the fifth (5th) day after the receipt by Tenant of such notice, and, in which event, as of such fifth (5th) day, this Lease and the term hereof shall terminate with the same effect as if such day was the Expiration Date and Landlord shall be entitled to recover possession of the Premises, but Tenant shall remain liable for damages as hereinafter provided. Once Landlord has elected to terminate this Lease, Tenant shall immediately surrender the Premises to Landlord. On termination of the Lease, Landlord may recover from Tenant all of the sums described in Section 20(b)(3).

(2) Upon the occurrence of an Event of Default, Landlord shall also have the right, with or without terminating this Lease, to re-enter the Premises and remove all persons and property from the Premises in accordance with procedures prescribed by Law. Such property may be removed and stored in a public warehouse or elsewhere at the cost of and for the account of Tenant or disposed of in a reasonable manner by Landlord. No re-entry or taking possession of the Premises by Landlord pursuant to this Section 20(b)(2) shall be construed as an election to terminate this Lease unless a written notice of such intention is given to Tenant or unless the termination thereof be decreed by a court of competent jurisdiction. If Landlord does not elect to terminate this Lease as provided above, Landlord may either recover all Rent as it becomes due or relet the Premises or any part thereof for the term of this Lease on terms and conditions as Landlord in its reasonable discretion may deem advisable with the right to re-enter the Premises to make alterations and repairs to the Premises, and to enable Landlord to take whatever other actions may be necessary to relet, protect or preserve the Premises. Should Rents received from such reletting during any month, which is applied to the payment of Rent under this Lease, be less than the Rent payable during that month by Tenant hereunder, then Tenant shall pay such deficiency to Landlord immediately upon demand by Landlord. Such deficiency shall be calculated and paid monthly. Tenant shall also pay to Landlord, as soon as ascertained, any reasonable costs and expenses incurred by Landlord in such reletting, including but not limited to brokerage commissions, or in making such alterations and repairs not covered by the Rent received from such reletting.

(3) In any case of termination of this Lease pursuant to this Section 20 or otherwise on account of an Event of Default, Landlord shall be entitled to recover from Tenant the following:

(i) The worth at the time of the award of any unpaid Rent that had been earned at the time of the termination, to be computed by allowing interest at the maximum amount of interest permitted by law;

(ii) The worth at the time of the award of the amount by which the unpaid Rent that would have been earned between the time of the termination and the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided for the same period, to be computed by allowing interest at the maximum amount of interest permitted by Law;

(iii) The worth at the time of the award of the amount by which the unpaid Rent for the balance of the Lease term after the time of the award exceeds the amount of unpaid Rent that Tenant proves could reasonably have been avoided for the same period, to be computed by discounting that amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%); and

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom.

(4) Landlord shall use reasonable efforts to relet the whole or any part of Premises for the whole or any part of the unexpired term of this Lease, or longer, or from time to time for shorter periods, for any rental it wishes and giving such concessions of Rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may in its reasonable discretion deem advisable, and Landlord may collect and receive the Rents thereunder.

(5) If Tenant breaches this Lease by abandoning the Premises, but Landlord elects not to terminate this Lease by giving the written notice of termination described in Section 20(b)(1), Landlord may enforce its right to recover Rent as it becomes due under this Lease as provided in California Civil Code Section 1951.4 (or any successor thereto).

(c) ADDITIONAL REMEDIES. Notwithstanding anything to the contrary contained herein, the specific remedies granted to Landlord under this Lease are cumulative and are not intended to be exclusive of each other or of any other remedies which may be available to Landlord at law or in equity. Landlord may exercise any and/or all such rights and remedies (whether specifically granted herein or otherwise available to Landlord at law or in equity) at such times, in such order, to such extent, and as often, as Landlord deems advisable without regard to whether the exercise of any such right or remedy precedes, is concurrent with or succeeds the exercise of another such right or remedy.

21. CONTESTS

(a) Tenant, at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the validity or application, in whole or in part, of any Law, provided that (i) neither the Premises nor any Rent therefrom nor any part thereof or interest therein would be in any danger of being sold, forfeited, attached or lost, (ii) neither Landlord nor any Mortgagee would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings, and (iii) Tenant shall deposit with Landlord (or with a Mortgagee or Underlying Lessor designated by Landlord), as security for the performance by Tenant of its obligations hereunder with respect to such Law, such reasonable security as may be demanded by the Landlord to insure such performance and the payment of all penalties, interest, costs, liabilities and expenses which may accrue during the period of the contest as a result of such contest. If such contest shall be finally resolved against Tenant, then Tenant shall (x) comply with the applicable Law and (y) immediately pay any and all costs, fees (including counsel fees), interest, penalties or other liabilities in connection with any previous non-compliance with such Law (or otherwise resulting from such contest), whereupon the Landlord shall arrange to have returned to Tenant, with any interest earned thereon, all amounts, if any, held by or on behalf of Landlord that were deposited by Tenant in accordance with the provisions hereof.

(b) Landlord agrees that whenever Landlord’s cooperation is required in any of the proceedings brought by Tenant as aforesaid, Landlord will reasonably cooperate therein, provided same shall not entail any cost, liability or expense to Landlord and Tenant will pay, indemnify and save Landlord harmless of and from, any and all liabilities, losses, judgments, decrees, costs and expenses (including all reasonable attorneys’ fees and expenses) in connection with any such contest and will, promptly after the final settlement, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, and Tenant shall perform and observe all acts and obligations, the performance of which shall be ordered or decreed as a result thereof.

22. SIGNS.

Tenant may, during the term of this Lease, upon obtaining any and all necessary permits from governmental authorities, paint or erect and maintain, at its cost and expense, signs of such dimensions and materials as it may reasonably deem appropriate in or about the Premises. Such signs shall be removed by Tenant prior to, or upon, the expiration or earlier termination of this Lease.

23. SURRENDER OF PREMISES.

At the expiration or sooner termination of the term of this Lease, Tenant shall surrender the Premises (including the Equipment) in as good a condition as exists as of the date hereof (reasonable wear and tear excepted, and subject to Sections 13 and 14), and shall surrender all keys for the Premises to Landlord and otherwise provide such information as is reasonably necessary to effectuate an efficient transition of the operation of the Premises. Tenant shall at such time remove all Tenant’s Property, if requested to do so by Landlord, and shall repair any damage to the Premises caused thereby, and any or all of such property not so removed shall, at Landlord’s option, become the exclusive property of Landlord or be disposed of by Landlord, at Tenant’s cost and expense, without further notice to or demand upon Tenant. If Tenant shall fail to vacate and surrender the Premises upon the expiration or earlier termination of this Lease as required above, then, throughout the period commencing on such expiration or earlier termination and continuing until Tenant shall so fully vacate and surrender the Premises (such period being herein called the “Holdover Period”), Tenant shall be deemed a holdover tenant and shall be liable to Landlord for Rent, or a charge in respect of use and occupancy, at a per diem rate, for each day of the Holdover Period, equal to (1) during the first 60 days of any such holdover, 150% of the average per diem rate of Base Rent and any additional rent payable by Tenant during the last month of the term hereof, and (2) for the balance of such holdover, 150% of the greater of (x) the average per diem rate of Base Rent and any additional rent payable by Tenant during the last month of the term hereof, and (y) the per diem fair market rental value of the Premises at the time in question. In addition to the foregoing, if the Premises are not surrendered as and when described above, then Tenant shall indemnify Landlord against loss or liability resulting from the delay by Tenant in so surrendering the Premises including, without limitation, any claims made by any succeeding occupant founded on such delay, provided that Landlord shall have notified Tenant in writing that the Premises have been leased to another person or entity and Tenant fails to vacate the Premises within thirty (30) days of receipt of such notice. Nothing herein shall be deemed to grant Tenant any right to holdover, and in no event shall the acceptance of any Rent preclude Landlord from commencing and prosecuting any holdover or eviction proceeding. The provisions of this Section 22 shall survive the expiration or sooner termination of this Lease.

24. EXCULPATION OF LANDLORD.

Notwithstanding anything contained herein to the contrary, Tenant shall look only to Landlord’s estate and interest in the Premises for the satisfaction of Tenant’s remedies, or for the collection of a judgment (or other judicial process), against Landlord hereunder, and no other property or assets of Landlord (and no property or assets of any Landlord Party) shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises. No Landlord Party shall have any obligation or liability on account of, or with respect to, this Lease or any default by Landlord hereunder.

25. ADDITIONAL RENT; TENANT’S PAYMENTS.

(a) Each and every payment and expenditure, other than Base Rent, that is required to be paid by Tenant under this Lease shall be deemed to be additional rent hereunder, whether or not the provisions requiring payment of such amounts specifically so state, and shall be payable, unless otherwise provided in this Lease, on demand by Landlord, and, in the case of the nonpayment of any such amount, Landlord shall have, in addition to all of its other rights and remedies, all of the rights and remedies available to Landlord hereunder or by Law in the case of non-payment of Base Rent. Unless expressly otherwise provided in this Lease, the performance and observance by Tenant of all the terms, covenants and conditions of this Lease to be performed and observed by Tenant hereunder shall be performed and observed by Tenant at Tenant’s sole cost and expense.

(b) If, pursuant to any provision of this Lease, Tenant shall be obligated to pay any additional rent to Landlord and no due date or payment period therefor is specified herein, then such additional rent shall be paid by Tenant to Landlord within thirty (30) days after its receipt of a bill therefor. All Base Rent and additional rent shall be paid in lawful money of the United States to Landlord at its address hereinabove set forth, or such other place, or to Landlord’s agent or designee and at such other place, as Landlord shall designate by notice to Tenant from time to time.

26. LANDLORD’S CURE AND ENFORCEMENT RIGHTS.

(a) If (i) Tenant shall default in the performance of any of Tenant’s obligations under this Lease, and (ii) except if the curing of such default is required to protect imminent damage to persons or property (as reasonably determined by Landlord), all applicable cure periods with respect to such default shall have expired, then (in addition to all of Landlord’s other rights and remedies) Landlord, without thereby waiving such default, may (but shall not be obligated to) perform the same for the account and at the expense of Tenant, without notice in any case of emergency, and, in any other case, if such default continues after the expiration of the applicable grace period set forth herein, if any.

(b) Tenant, upon demand, shall reimburse Landlord for any expenses incurred by Landlord (including reasonable attorneys’ fees) pursuant to, or in connection with, (i) any performance by Landlord for the account of Tenant pursuant to Section 26(a) above, or (ii) collecting or endeavoring to collect Rent or any component thereof, or enforcing or endeavoring to enforce any of Landlord’s rights against Tenant hereunder or any of Tenant’s obligations hereunder, together, in either case, with interest thereon, at the Default Rate (as hereinafter defined), from the date that such expenses were incurred by Landlord to the date that the same are reimbursed to Landlord by Tenant. In addition, Tenant, upon demand, shall reimburse Landlord for any expenses incurred by Landlord (including reasonable attorneys’ fees) in connection with a Bankruptcy Event, including but not limited to reasonable attorney’s fees incurred by Landlord to monitor Tenant throughout any bankruptcy proceedings and/or to advise Landlord in connection with such Bankruptcy Event.

27. COVENANT AGAINST LIENS.

(a) If, because of any act or omission (or alleged act or omission) of Tenant or any Tenant Party, any mechanic’s or other lien, charge or order for the payment of money or other encumbrances shall be filed or imposed against Landlord, any Underlying Lessor, any Mortgagee and/or any portion of the Premises (whether or not such lien, charge, order or encumbrance is valid or enforceable as such), Tenant shall, at its cost and expense, cause same to be discharged of record or bonded within ten (10) days after notice to Tenant of the filing or imposition thereof; and Tenant shall indemnify and defend Landlord and the Landlord Parties against and save Landlord and the Landlord Parties harmless from all losses, costs, damages, expenses, liabilities, suits, penalties, claims, demands and obligations, including, without limitation, reasonable counsel fees, resulting therefrom. If Tenant fails to comply with the foregoing provisions, Landlord shall have the option of discharging or bonding any such lien, charge, order or encumbrance, and Tenant agrees to reimburse Landlord (as additional rent) for all losses, costs, damages, and expenses resulting therefrom or incurred in connection therewith, together with interest at the Default Rate, promptly upon demand.

(b) All materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter furnishing any labor, services, materials, supplies or equipment to Tenant with respect to any portion of the Premises, are hereby charged with notice that they must look exclusively to Tenant to obtain payment for same. Notice is hereby given that the Landlord shall not be liable for any labor, services, materials, supplies or equipment furnished or to be furnished to Tenant upon credit, and that no mechanic’s or other lien for any such labor, services, materials, supplies or equipment shall attach to or affect the estate or interest of the Landlord in and to the Premises.

28. AFFIRMATIVE WAIVERS.

LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, INCLUDING ANY CLAIM OF INJURY OR DAMAGE, AND ANY EMERGENCY AND OTHER STATUTORY REMEDY WITH RESPECT THERETO. TENANT SHALL NOT INTERPOSE ANY COUNTERCLAIM OF ANY KIND IN ANY ACTION OR PROCEEDING COMMENCED BY LANDLORD TO RECOVER POSSESSION OF THE PREMISES. TENANT HEREBY WAIVES ANY RIGHT OF REDEMPTION OR SIMILAR RIGHT THAT IT MAY HAVE WITH RESPECT TO THIS LEASE AFTER THE TERMINATION HEREOF.

29. TENANT’S CERTIFICATES.

Tenant, at any time and from time to time, on or prior to the fifteenth (15th) day following its receipt of a written request by Landlord, shall execute and deliver to Landlord (and/or to a party designated by Landlord) a statement (i) certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) certifying to the Commencement Date, the then current expiration date of this Lease, and the dates to which Base Rent has been paid, (iii) stating whether or not, to the best knowledge of Tenant, Landlord is in default in performance of any of its obligations under this Lease (and, if so, specifying each such default of which Tenant shall have knowledge), (iv) stating whether or not, to the best knowledge of Tenant, any Event of Default has occurred which is then continuing (or any event has occurred which with the giving of notice or passage of time, or both, would constitute an Event of Default), and, if so, specifying each such event, (v) stating whether or not Tenant is then asserting (or intending to assert) any setoff, counterclaim, abatement or deduction in the payment of Base Rent or additional rent, and (vi) stating whether or not Tenant is then asserting (or intending to assert) any right to terminate this Lease. Tenant also shall include or confirm in any such statement such other information concerning this Lease as Landlord may reasonably request. Any such statement may be relied upon by (i) any actual or prospective Mortgagee or Underlying Lessor, and (ii) any actual or prospective purchaser or transferee of Landlord’s interest in the Premises.

30. LANDLORD’S CONSENT AND APPROVAL.

If Tenant shall request Landlord’s consent or approval and Landlord shall fail or refuse to give such consent or approval, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent or approval, it being intended that Tenant’s sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of Law Landlord may not unreasonably withhold its consent or approval.

31. NET LEASE: NONTERMINABILITY.

This is an absolutely net lease, and, except as otherwise specifically provided in Section 13(j) or Section 14(a)(1) hereof, this Lease shall not terminate nor shall Tenant have any right (and Tenant hereby waives any such right that may exist under any Law) to terminate this Lease for any reason whatsoever; nor shall Tenant be entitled, for any reason whatsoever, to any abatement, deduction, deferment, suspension or reduction of, or setoff, defense or counterclaim against, any Base Rent or other rentals, charges, or other sums payable by Tenant under this Lease (and Tenant hereby waives any right that may exist under any Law to any such abatement, deduction, deferment, suspension, reduction, setoff, defense or counterclaim). Tenant covenants and agrees that it will remain obligated under this Lease in accordance with its terms, and that it will not take any action to terminate, cancel, rescind or void this Lease, notwithstanding the bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee of, or successor to, Landlord, and notwithstanding any action with respect to this Lease that may be taken by a trustee or receiver of Landlord or any assignee of, or successor to, Landlord or by any court in any such proceeding.

32. LATE CHARGES.

If Tenant shall fail to pay any Rent within five (5) days after the due date therefor, then Tenant, in addition to such Rent, shall pay Landlord a late charge of 5% of the amount of Rent not so paid. In addition, if any failure to pay any Rent shall continue for a period of five (5) days after the due date therefor, then the past due Rent shall bear interest at the Default Rate, from the due date thereof until paid. The amount of any such late charge and/or interest shall each be additional rent hereunder and shall be payable upon demand. The assessment and receipt of late charges and interest as aforesaid shall be in addition to, and shall in no way be deemed to limit, any other rights and remedies Landlord may have under this Lease or otherwise for non-payment of Rent. As a courtesy (and not as a condition to the performance by Tenant of any of Tenant’s obligations under this Section 32), Landlord shall notify Tenant of any such late payment of Rent.

33. ENCROACHMENTS, RESTRICTIONS, ETC.

If any of the Improvements shall, at any time during the term of this Lease, encroach upon any property, street or right of way adjoining or adjacent to the Premises, or shall violate the agreements or conditions contained in any restrictive covenant or other agreement affecting the Premises, or any part thereof, or shall hinder or obstruct any easement or right-of-

way to which the Premises are subject, or shall impair the rights of others under such easement or right-of-way, then promptly upon the request of the Landlord at the behest of any persons affected by any such encroachment, violation, hindrance, obstruction or impairment, Tenant shall, at its cost and expense, either (i) obtain valid and effective waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord or Tenant, or (ii) make such changes in the Improvements and take such other actions as shall be necessary to remove such encroachments, hindrances or obstructions and to end such violations or impairments, including, if necessary, but only with Landlord’s prior written consent, the alteration or removal of any of the Improvements, which alteration or removal shall be subject to Landlord’s approval in accordance with Section 10 above. Any such alteration or removal consented to by Landlord shall be made by Tenant in accordance with the requirements of Section 10 hereof. Tenant’s obligations under this Section 33 shall survive the expiration or sooner termination of this Lease.

34. DEFINITIONS.

For the purposes of this Lease, the following definitions shall be applicable:

“Default Rate” shall mean an interest rate equal to six percent (6%) per annum above the so-called annual “Prime Rate” of interest established and published by the Wall Street Journal (or any successor thereto), from time to time, but in no event greater than the highest lawful rate from time to time in effect. If the Wall Street Journal (or any successor thereto) shall cease to establish and publish a “Prime Rate,” then Landlord shall select a commercial bank that shall then establish and publish a prime or base rate and the rate to be used for the purposes of this definition shall be the prime or base rate established by such commercial bank, and if no such commercial bank shall establish and publish a prime or base rate, the rate to be used for the purposes of this definition shall be a comparable rate for the purposes of establishing the cost of money as determined by Landlord, acting in a reasonable manner.

“Hazardous Materials” shall mean (a) “hazardous wastes,” as defined by the Resource Conservation and Recovery Act of 1976, as amended from time to time, (b) “hazardous substances,” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time, (c) “toxic substances,” as defined by the Toxic Substances Control Act, as amended from time to time, (d) “hazardous materials,” as defined by the Hazardous Materials Transportation Act, as amended from time to time, (e) oil or other petroleum products, (f) asbestos containing materials, radioactive materials, and all other materials, substances, wastes and chemicals classified as hazardous or toxic substances, materials, wastes or chemicals under then-current applicable governmental laws, rules or regulations and (g) any other substance whose presence could be hazardous to health or the environment.

“Insurance Requirements” shall mean all orders, rules, regulations, requirements, policies or recommendations of any board of fire underwriters, fire rating organization, insurance rating organization or any other body exercising the same or similar functions to the foregoing (collectively, “insurance rating organizations”) that have jurisdiction over, or otherwise make rates or findings in respect of, all or any part of the Premises.

“Landlord” shall mean the person that, at the time in question, is the holder of the Landlord’s interest in the Premises (unless at the time in question there is an Underlying Lease, in which case the “Landlord” shall be the person that at such time is the lessee under such Underlying Lease) so that in the event of any transfer or transfers of Landlord’s interest in the Premises or in an Underlying Lease, the transferor shall be and hereby is relieved and freed of all obligations of Landlord under this Lease accruing after such transfer, and it shall be deemed, without further agreement, that the transferee of such interest has assumed and agreed to perform and observe all obligations of Landlord herein during the period it is the holder of Landlord’s interest under this Lease.

“Landlord Party” shall mean (1) any direct or indirect owner, principal, partner, member, officer, stockholder, director, trustee, employee or agent of Landlord, disclosed or undisclosed, (2) any Underlying Lessor or any principal, partner, member, officer, stockholder, director, trustee employee or agent thereof, and (3) any Mortgagee or any principal, partner, member, officer, stockholder, trustee, director, employee or agent thereof; and “Landlord Parties” shall have the corresponding plural meaning.

“Laws” shall mean all applicable laws, statutes, ordinances, orders, rules, regulations, interpretations, directives and requirements (including codes, approvals, permits and zoning regulations and ordinances) of any governmental or quasi-governmental authority or official thereof (including federal, state, county, city and borough departments, bureaus, boards, agencies, offices, commissions and other subdivisions thereof), whether now or hereafter in force.

“Person” or “person” shall mean any natural person or persons, a partnership, a corporation, trust, limited liability company, and any other form of business or legal association or entity.

“Tenant” shall mean the Tenant herein named or any permitted assignee or other permitted successor in interest (immediate or remote) of the Tenant herein named, that at the time in question is the owner of the Tenant’s estate and interest granted by this Lease; but the foregoing provisions of this definition shall not be construed to permit any assignment of this Lease or to relieve the Tenant herein named or any assignee or other successor in interest (whether immediate or remote) of the Tenant herein named from the full and prompt payment, performance and observance of the covenants, obligations and conditions to be paid, performed and observed by Tenant under this Lease.

“Tenant Party” shall mean (1) any direct or indirect owner, principal, partner, member, officer, stockholder, director, trustee, employee or agent of Tenant, disclosed or undisclosed, (2) any subtenant of Tenant or any other party claiming by, through or under Tenant (including without limitation any concessionaire or licensee), or any principal, partner, member, officer, stockholder, director, employee or agent of such subtenant or such other party, or (3) any contractor, guest or invitee of any of the foregoing; and “Tenant Parties” shall have the corresponding plural meaning.

35. MISCELLANEOUS PROVISIONS.

(a) INTERPRETATION. The captions of the several Sections and subsections of this Lease and table of contents are not a part of the context hereof and shall be ignored in construing this Lease. They are intended only as aids in locating various provisions hereof. The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Section, unless specifically designated otherwise. The use of the word “including” in this Lease shall mean in all cases “including but not limited to” unless specifically designated otherwise. The use of the word “or” is not intended to be exclusive. As used in this Lease, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

(b) NOTICES. Any notice, statement, demand, consent, approval or other communication required or permitted to be given, rendered or made by either Landlord or Tenant pursuant to this Lease (collectively, “notices”) shall be in writing and shall be deemed to have been properly given, rendered or made only if sent by (i) registered or certified mail, return receipt requested, posted in a United States post office station or letter box, or (ii) hand delivery, or (iii) overnight courier service, and to the other party at the following address(es):

If to Tenant:		Credence Systems Corporation
1421 California Circle
Milpitas, California 95035
Attention: Sr. Director, Corporate Facilities and
Real Estate

	with a copy to:	Credence Systems Corporation
5975 NW Pinefarm Place
Hillsboro, OR 97124
Attention: Esin Onart, Esq.
Associate Corporate Counsel

	with a copy to:	Hopkins & Carley, ALC
70 S. First Street
San Jose, CA 95113
Attention: Garth Pickett

	If to Landlord:	c/o NorthStar Realty Finance Corp.
399 Park Avenue
New York, New York 10022
Attention: Daniel Raffe, Executive Vice President

	with a copy to:	c/o Northstar Realty Finance Corp.
433 East Las Colinas Blvd., Suite 100
Irving, TX 75039
Attention: Sandy Linn

	with a copy to:	c/o NorthStar Realty Finance Corp.
399 Park Avenue
New York, New York 10022
Attention: Al Tylis, General Counsel

Notices shall be deemed given, made and effective as of the date actually delivered to the required address(es) hereunder (whether or not the same is then received by other party due to a change of address of which no notice was given or any rejection or refusal to accept delivery). Landlord and Tenant shall each have the right, from time to time during the term hereof, to designate additional or substitute parties or address(es) to receive notices on behalf of such party in accordance with this Section 35(b) (but neither party shall have the right to have more than four separate addresses to which notices need to be sent at any time). Notwithstanding the foregoing, routine bills and invoices to Tenant need not be given in accordance with the provisions of this Section 35(b) to be effective.

(c) RELATIONSHIP OF THE PARTIES. It is the intention of the parties hereto to create the relationship of landlord and tenant and no other relationship whatsoever; and unless expressly otherwise provided herein, nothing herein shall be construed to make the parties hereto liable for any of the debts, liabilities or obligations of the other party. This Lease is an agreement of lease and does not convey to Tenant any right, title or interest in or to the Premises or any portion thereof except as a lessee.

(d) GOVERNING LAWS. This Lease shall be governed by the provisions hereof and by the laws of the State of California, as same may from time to time exist without regard to conflicts of laws.

(e) INVALIDITY OF PARTICULAR PROVISIONS. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law.

(f) NON-WAIVER. No delay or omission by Landlord in exercising a right or remedy hereunder shall exhaust or impair such right or remedy or constitute a waiver of, or acquiescence in, any default by Tenant. A single or partial exercise of a right or remedy shall not preclude a further exercise thereof, or the exercise of another right or remedy, from time to time. The receipt by Landlord of Rent with knowledge of any default by Tenant shall not be deemed a waiver of such default, and no provision of this Lease, or any default by Tenant hereunder, shall be deemed to have been waived by Landlord unless such waiver be in writing signed by Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the Rent herein stipulated shall be deemed to be other than on account of the stipulated Rent. No endorsement or statement of any check or any letter accompanying any check or payment as Rent shall be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy in this Lease provided.

(g) COUNTERPARTS. This Lease may be executed in several counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.

(h) SOLE AGREEMENT. This Lease sets forth all the promises, inducements, agreements, conditions and understandings between Landlord and Tenant relative to the Premises, and there are no promises, agreements, conditions or understandings, either oral or written, expressed or implied between them. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord has not made and is not making, and Tenant, in executing and delivering this Lease, is not relying upon, any warranties, representations, promises or statements, except to the extent that the same are expressly set forth in this Lease. No alteration, amendment, surrender, change or addition to this Lease shall be binding upon Landlord or Tenant, unless reduced to writing and signed by the party(ies) to be charged therewith.

(i) SUCCESSORS AND ASSIGNS. Except as may be expressly otherwise provided herein, the terms, covenants and conditions hereof shall inure to the benefit of and shall be binding upon Landlord and its successors and assigns and the terms, covenants and conditions hereof shall inure to the benefit of and shall be binding upon Tenant and its successors and permitted assigns.

(j) NO MERGER. There shall be no merger of this Lease, or the leasehold estate created by this Lease, with any other estate or interest in the Premises, or any part thereof, by reason of the fact that the same person may acquire or own or hold, directly or indirectly, (i) this Lease or the leasehold estate created by this Lease, or any interest in this Lease or in any such leasehold estate, and (ii) any such other estate or interest in the Premises or any part thereof; and no such merger shall occur unless and until all persons having an interest (including a security interest) in (i) this Lease or the leasehold estate created by this Lease; and (ii) any such other estate or interest in the Premises, or any part thereof, shall join in a written instrument effecting such merger and shall duly record the same.

(k) ACCEPTANCE OF SURRENDER. No surrender to Landlord of this Lease or of the Premises, or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and consented to in writing by any and all Mortgagees and Underlying Lessors, and no act or omission by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, consented to as aforesaid, shall constitute an acceptance of any such surrender.

(l) TRUE LEASE. Landlord and Tenant agree that this Lease is a true lease and does not represent a financing arrangement. Each party shall reflect the transaction represented hereby in all applicable books, records and reports (including income tax filings) in a manner consistent with “true lease” treatment rather than “financing” treatment.

(m) RECORDS. Tenant shall maintain the following in accordance with good industry practice, keep the following on file at its offices, and make the following available to Landlord from time to time upon request: (i) books, records and reports with respect to any and all maintenance, repair or replacement work done with respect to the Premises (including the cost thereof), (ii) a complete set of “as-built” plans and specifications with respect to the Improvements, (iii) detailed records relating to any Tenant Changes made by Tenant and the cost thereof, (iv) records of all Impositions and Premiums paid by Tenant, and (v) such other books and records as are customarily maintained by an operator of real property similar to the Premises.

(n) BROKERAGE. Landlord and Tenant each covenant, warrant and represent to the other that (i) no broker or finder was instrumental in bringing about or consummating this Lease other than Cornish & Carey Commercial (“Broker”) and (ii) except for the Broker, it has had no conversations or negotiations with any broker concerning the leasing of the Premises pursuant to this Lease. Landlord and Tenant each agree to indemnify and hold harmless the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, attorneys’ fees and expenses, arising out of any conversations or negotiations had by that party with any broker or finder (except, in the case of Landlord, any claims made by Broker). Tenant (i) pursuant to separate written agreement with Broker, shall timely pay Broker any commission due to Broker, and (ii) shall indemnify and hold harmless Landlord against and from any claims for any brokerage commissions made by Broker in connection with this Lease or the Sale-Leaseback Agreement, together with all costs, expenses and liabilities in connection with any such claim. The provisions of this Section 35(n) shall survive the expiration or sooner termination of this Lease.

36. TENANT’S FINANCIAL STATEMENTS.

(a) Tenant, within 10 days after a written request therefor from Landlord, shall deliver to Landlord such financial statements, financial data and/or information with respect to Tenant that Tenant files with the Internal Revenue Service from time to time, not more than once each calendar year. In addition, Tenant agrees to furnish to Landlord, with reasonable promptness, copies of all financial statements, reports and documents that Tenant: (i) files with or otherwise sends to the Securities and Exchange Commission, whether pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including, without limitation, Annual Report on Form 10K, Quarterly Report on Form 10Q, Current Report on Form 8-K and Proxy Statements and other soliciting materials; (ii) files with any other governmental commission, department or agency or any securities exchange; and (iii) sends to or makes available to its shareholders. Notwithstanding the foregoing, for so long as Tenant is a public company, Tenant shall not be obligated to furnish the financial information described in this Section 36(a) to Landlord.

(b) In addition to the information described in the preceding subparagraph (a), Tenant, within ninety (90) days after the end of each calendar year all or any part of which occurs during the term of this Lease, shall deliver to Landlord a reasonably detailed report setting forth all of the costs, expenses and charges incurred by Tenant during such year with respect to (i) the operation, maintenance, repair and replacement of the Premises, and (ii) Impositions.

37. END OF TERM CAPITAL IMPROVEMENTS.

(a) If (i) during the last fifteen months of the term of this Lease (as the same may have theretofore been extended by the exercise of a Renewal Option), Tenant must make a Material Capital Improvement (as defined below) in order to comply with its obligations under Section 9 (which shall include work required under any Laws that was not applicable to the Premises at the Commencement Date) or Section 38 of this Lease, (ii) the need for such Material Capital Improvement was first discovered during such fifteen-month period and was not caused by a breach of this Lease by Tenant or the negligence or willful misconduct of Tenant or any Tenant Party (any Material Capital Improvement that satisfies all the criteria described in the preceding clauses (i) and (ii), an “End of Term Capital Improvement”), and (iii) Landlord agrees in writing to pay the Unamortized Improvement Cost (as defined below) with respect to such End of Term Capital Improvement, then, within 30 days after the Expiration Date (and provided that Tenant vacates the Premises as required by Section 23 above), Landlord shall pay Tenant the Unamortized Improvement Cost with respect to such End of Term Capital Improvement (less any amounts then owed to Landlord by Tenant). If Landlord, within 30 days after its receipt of a written request therefor, fails to agree in writing to pay (in accordance with this Section 37) the Unamortized Improvement Cost with respect to any End of Term Capital Improvement, then Tenant shall not be required to make such End of Term Capital Improvement (but instead Tenant shall make such non-capital expenditures as are necessary to remedy, if and to the maximum extent practicable, the condition that is necessitating such End of Term Capital Improvement). Notwithstanding the foregoing, if and to the extent (i) remedial measures in lieu of an End of the Term Capital Improvements are not practicable, and (ii) the failure to make such End of Term Capital Improvement will render the Premises unfit for occupancy for Tenant’s purposes or will result in violation of applicable Laws, then Landlord shall not be permitted to withhold its consent thereto (but Tenant shall nevertheless give Landlord prior written notice thereof and of the fact that Landlord will be responsible for the Unamortized Improvement Cost with respect thereto). Any End of Term Capital Improvement with respect to which Landlord agrees (or is required to agree) to pay the Unamortized Improvement Cost shall be performed by a contractor selected by Landlord after the implementation by Tenant of a bidding process reasonably acceptable to Landlord (which bidding process must, in any case, involve at least three qualified contractors reasonably approved by Landlord).

(b) For purposes hereof, the following terms have the following meanings:

i. “Material Capital Improvement” shall mean any alteration or improvement to the Premises the cost of which (x) will exceed $100,000, and (y) is required to be capitalized under generally acceptable accounting principles, consistently applied (“GAAP”).

ii. “Improvement Cost” shall mean, with respect to any End of Term Capital Improvement, the reasonable and actual out-of-pocket hard and soft costs incurred by Tenant to the contractor selected by Landlord on account of the performance of such End of Term Capital Improvement

iii. “Applicable Amortization Percentage” shall mean, with respect to any End of Term Capital Improvement, a fraction (expressed as a percentage) (x) the numerator of which is the number of months (and partial months) in the period commencing on the Expiration Date (as the same may have been extended pursuant to the exercise of any Renewal Option) and ending on the last day of the useful life of such End of Term Capital Improvement (as reasonably determined by Landlord in accordance with GAAP), and (y) the denominator of which is the number of months (and partial months) in the period commencing on the date on which such End of Term Capital Improvement is substantially completed and ending on the last day of the useful life of such End of Term Capital Improvement (as reasonably determined by Landlord in accordance with GAAP).

iv. “Unamortized Improvement Cost” shall mean, with respect to any End of Term Capital Improvement, the product of (i) the Improvement Cost with respect to such End of Term Capital Improvement, multiplied by (ii) the Applicable Amortization Percentage with respect to such End of Term Capital Improvement.

38. HAZARDOUS MATERIALS

(a) As between Landlord and Tenant, Tenant shall in all respects be solely responsible for, and shall bear all risks and costs associated with, the presence or suspected presence of Hazardous Materials in, on or under the Premises or any portion thereof (including the ground water or soil vapor on or under the Land or Improvements), except only for Excluded Hazardous Materials (as defined below). As used herein, “Excluded Hazardous Materials” means (i) any Hazardous Materials that were introduced onto the Premises prior to the ownership of the Premises by Credence Systems Corporation, (ii) any Hazardous Materials that are introduced onto the Premises by Landlord or any Landlord Party, or (iii) any Hazardous Materials that are first introduced onto the Premises after the expiration or sooner termination of this Lease (other than by Tenant or any Tenant Party).

(b) Tenant shall not (and shall not permit any Tenant Party to) store, handle, use, release or dispose of any Hazardous Materials in, on or about the Premises or any portion thereof (other than in connection with the ordinary operation and maintenance of the Premises in compliance with all applicable Laws). Tenant shall not install or permit the installation on the Premises of any underground storage tanks or surface impoundments and shall not permit there to exist any petroleum contamination originating on the Premises in violation of applicable environmental Laws. Without limiting the generality of Section 8 above, Tenant, throughout the term of this Lease, shall, at Tenant’s sole cost and expense, fully comply with all Laws pertaining Hazardous Materials.

(c) In the event of any presence or suspected presence of Hazardous Materials in, on or under the Premises or any portion thereof (including the ground water or soil vapor on or under the Land or Improvements), Tenant shall (i) pay the costs of any environmental audits, studies or investigations (including but not limited to advice of legal counsel) that Landlord reasonably incurs with respect to the Premises in connection with such presence or suspected presence, (ii) promptly commence and diligently prosecute to completion, in accordance with all applicable Laws, all investigation, site monitoring and similar activities reasonably requested by Landlord or required by Law, and (iii) promptly remove and/or remediate such Hazardous Materials in compliance with all applicable Laws and in a manner in which prudent owners of similar properties would so remove and/or remediate such Hazardous Materials. Nothing in this clause (c) shall impose any responsibility on Tenant for any Excluded Hazardous.

(d) Tenant shall promptly notify Landlord in writing of: (i) the presence or suspected presence of Hazardous Materials in, on or under the Premises or any portion thereof (including the ground water or soil vapor on or under the Land or Improvements) of which Tenant becomes aware; (ii) Tenant’s actual knowledge of the presence on or under any adjoining property of any Hazardous Materials that could have a material adverse impact on the Premises or the value of the Premises (or expose Tenant, Landlord and/or any Landlord Party to any liability), discovery by Tenant of any occurrence or condition on the Premises or any adjoining real property (to the extent related to Hazardous Materials) that could cause any restrictions on the ownership, occupancy, transferability or use of the Premises applicable Laws; (iii) receipt by Tenant of any claim, citation, notice of any pending or threatened suits, proceedings, orders, inquiries or opinions from any governmental authority with respect to the presence or suspected presence of Hazardous Materials in, on, under or about the Premises or otherwise pertaining to the Premises; (iv) any claim made or threatened by any third party against Tenant, Landlord or the Premises relating to loss or injury resulting from any Hazardous Materials at the Premises; and (v) any other material event or occurrence relating to the presence or suspected presence of Hazardous Materials in, on, under or about the Premises. No such notice by Tenant shall relieve Tenant of, or result in a waiver of, any obligation of Tenant under this Section 38.

(e) Without limiting the generality of any provision hereof, Tenant shall indemnify, defend (with counsel reasonably acceptable to the indemnified party(ies)) and hold Landlord and the Landlord Parties harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities (including sums paid in settlement of claims) or expenses (including reasonable attorney’s fees and the fees of consultants and experts selected by Landlord or any other Landlord Party) that arise during or after the term of this Lease by reason of or in connection with the presence or suspected presence of Hazardous Materials in, on, or under the Premises or any portion thereof (including the ground water or soil vapor on or under the Land or Improvements), except to the extent that Tenant can demonstrate that such Hazardous Materials are Excluded Hazardous Materials. Without limiting the generality of the foregoing, the indemnification provided for in this Section 38 shall specifically cover costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of the presence or suspected presence of Hazardous Materials in, on, under or about the Premises or any portion thereof (including the ground water or soil vapor on or under the Land or Improvements).

(f) The provisions of this Section 38 shall survive the expiration or sooner termination of this Lease.

39. DEPOSITS FOR IMPOSITIONS AND PREMIUMS.

At any time, and from time to time, during the continuance of an Event of Default, Landlord, at its option, to be exercised by ten (10) days prior written notice to Tenant, may require that Tenant deposit with Landlord or with a Mortgagee or Underlying Lessor designated by Landlord (in any case, an “Impound Depositary”), monthly, one-twelfth (1/12th) of the annual payments of any Impositions and/or Premiums, and, in such event, Tenant shall make such deposits. In addition, if required by Landlord, Tenant shall, simultaneously therewith, deposit with an Impound Depositary a sum of money which, together with the monthly installments aforementioned, will be sufficient to make each of the aforementioned payments of Impositions and/or Premiums at least thirty (30) days prior to the date on which such payments are due. Should such payments not be ascertainable at the time any deposit is required to be made with an Impound Depositary, the deposit shall be made on the basis of an estimate made by the Impound Depositary, in its reasonable discretion, and, when the charges are fixed for the then current year, Tenant shall deposit any deficiency with an Impound Depositary. All funds so deposited with an Impound Depositary shall be held by it, but not in escrow and, except to the extent required by applicable law, without interest, and, provided that no Event of Default shall have occurred and be continuing, shall be applied in payment of the Impositions and/or

Premiums aforementioned when and as payable, to the extent such Impound Depositary shall have such funds on hand. If an Event of Default shall occur and be continuing, the funds deposited with any Impound Depositary, as aforementioned, may be applied in payment of the Impositions and/or Premiums for which such funds shall have been deposited or to the cure and remedy of such default, as the Impound Depositary sees fit, but no such application shall be deemed to have been made by operation of law or otherwise until actually made by the Impound Depositary as herein provided, nor shall any application be deemed to affect any right or remedy of Landlord hereunder or under any statute or rule of law. If deposits are being made with an Impound Depositary, Tenant shall furnish such Impound Depositary with bills for the Impositions and/or Premiums for which such deposits are required to be made hereunder and/or such other documents necessary for the payment of same, at least fifteen (15) days prior to the date on which such Impositions and/or Premiums first become payable.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Lease as of the day and year first above written.

LANDLORD:

NRFC MILPITAS HOLDINGS, LLC

By:	/s/ Dan Raffe
Name:	Dan Raffe
Title:	Executive Vice President

TENANT:

CREDENCE SYSTEMS CORPORATION

By:	/s/ John Batty
Name:	John Batty
Title:	Senior Vice President and CFO

SCHEDULE A

Description of Land

Real Property in the City of Milpitas, County of Santa Clara, State of California, described as follows:

Parcels C and D, so designated and delineated on the Parcel Map recorded June 6, 1983 in Book 513 of Maps, at pages 31 and 32, Santa Clara County Records.

EXCEPTING THEREFROM the following described real property: Commencing as the northwest corner of said Parcel C; Thence along the northerly line of said Parcel C, North 81 degrees 54 minutes 14 seconds East, 5.319 meters; Thence leaving said northerly line, South 05 degrees 43 minutes 40 seconds East, 53.868 meters; Thence South 05 degrees 07 minutes 35 seconds East, 60.032 meters to the westerly line of said Parcel C; Thence along said westerly line, North 08 degrees 05 minutes 15 seconds West, 113.775 meters to the point of commencement.

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SCHEDULE B

Fair Market Base Rent Provisions

If Tenant duly exercises a Renewal Option in accordance with the provisions of Section 2 of this Lease, then the following provisions shall apply:

(a) During the thirty (30) day period (the “Initial Period”) following Landlord’s receipt of an effective Renewal Notice with respect to any Renewal Term, Landlord and Tenant shall attempt to agree upon the Fair Market Base Rent for the Renewal Term in question.

(b) If Landlord and Tenant fail to agree upon the Fair Market Base Rent for any Renewal Term within the applicable Initial Period, then, at any time thereafter, either party, by notice to the other party, may elect to have such Fair Market Base Rent conclusively determined by appraisal in accordance with the following procedures:

(1) Within twenty (20) days after the date that such notice is received by the party to which it was sent, each of Landlord and Tenant, by notice to the other party, shall appoint an appraiser to act on its behalf in connection with the appraisal (the two appraisers so appointed being herein collectively called the “Initial Appraisers”). If either Landlord or Tenant shall fail to timely appoint an Initial Appraiser within such 20-day period, then the party who appointed an Initial Appraiser may notify the other party of such failure, and if, in such event, the other party does not, within a period of ten (10) days after its receipt of such notice, appoint the second Initial Appraiser, then the appointed Initial Appraiser shall independently select and appoint the second Initial Appraiser, who shall be impartial, within five (5) days after the expiration of such 10-day period.

(2) The Initial Appraisers, within twenty (20) days after the appointment of both of them, shall jointly appoint a mutually agreeable third appraiser who shall be impartial (herein called the “Third Appraiser”) and notify Landlord and Tenant thereof. If the Initial Appraisers fail to agree upon and appoint the Third Appraiser within such 20-day period, then either Landlord or Tenant may request that the American Arbitration Association (“AAA”) appoint the Third Appraiser within twenty (20) days after such request, and both parties shall be bound by any appointment so made within such 20-day period. The Third Appraiser shall subscribe and swear to an oath to fairly and impartially perform his duties hereunder.

(3) Within 10 days after the Third Appraiser is appointed, (i) Landlord shall submit to the Third Appraiser, in a sealed envelope, Landlord’s determination (“Landlord’s Determination”) of the Fair Market Base Rent for the Renewal Term in question, and (ii) Tenant shall submit to the Third Appraiser, in a sealed envelope, Tenant’s determination (“Tenant’s Determination”) of the Fair Market Base Rent for the Renewal Term in question. Notwithstanding anything to the contrary contained herein, if (x) either party shall fail to make the submission required by the preceding sentence within such 10-day period, and (y) such failure continues for an additional period of five business days after such party is notified in writing of such failure by the Third Appraiser (who shall be obligated to give such written notification), then the submission made by the other party shall automatically be deemed to be the Fair Market Base Rent for the Renewal Term in question for all purposes of this Lease (and, accordingly, there shall be no further need for the

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appraisal provisions of this Schedule). After the appointment of the Third Appraiser and the submissions described in the first sentence of this clause (3), the Third Appraiser shall arrange a meeting of the Initial Appraisers and the Third Appraiser (herein called the “Appraiser Meeting”) at such other place as is reasonably designated by the Third Appraiser, which Appraiser Meeting shall be during business hours on a date which is not less than thirty (30) days, and not more than sixty (60) days, after the date upon the Third Appraiser receives the submissions described in the first sentence of this clause (3). Prior to the Appraiser Meeting, each of the Initial Appraisers, Landlord and Tenant shall each have the right to submit data and memoranda to the Third Appraiser in support of either the Tenant’s Determination or the Landlord’s Determination, as the case may be; provided, that such data and memoranda shall be submitted simultaneously to Initial Appraisers and Landlord and Tenant so that the same may be rebutted. Landlord and Tenant shall have not less than five (5) business days notice of the date, time and location of the Appraiser Meeting and shall have the right to have their respective representatives present thereat.

(4) Within fifteen (15) days after the Appraiser Meeting, the Third Appraiser select (to be the Fair Market Base Rent for the Renewal Term in Question) either the Tenant’s Determination or the Landlord’s Determination, based upon which such determination, in Third Appraiser’s opinion, more accurately reflects the Fair Market Base Rent for such Renewal Term, and the Third Appraiser shall notify Landlord and Tenant of such selection in writing. The Fair Market Base Rent so selected shall (i) constitute the “Fair Market Base Rent” for the Renewal Term in question for all purposes of this Lease, and (ii) be conclusive and binding upon both Landlord and Tenant for all purposes of this Lease.

(5) The fees and expenses of any such appraisal process shall be borne by the parties equally, except that each party shall bear the expense of the Initial Appraiser appointed by it and its attorneys and experts as well as any expenses of presenting its own proof.

(6) Each appraiser appointed or selected pursuant to this Schedule shall be certified as an MAI appraiser (as defined below) or as an ASA appraiser (as defined below) and shall have had at least ten (10) years experience as a real estate appraiser in the vicinity of the Premises with working knowledge of current rental rates and practices for comparable retail properties in the vicinity of the Premises. For the purposes of this Lease, an “MAI appraiser” shall mean an individual who holds an MAI designation conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization or, in the event there is no successor organization, the organization and designation most similar), and “ASA appraiser” shall mean an individual who holds the Senior Member designation conferred by, and is an independent member of, the American Society of Appraisers (or its successor organization or, in the event there is no successor organization, the organization and designation most similar).

(7) It is expressly understood that the appraisers shall not have the power to add to, modify or change any definitions in this Schedule or any other provisions of the Lease, and the jurisdiction of the appraisers is accordingly limited.

(c) If the final determination of the Fair Market Base Rent at issue has not be made on or before the first day of the applicable Renewal Term in accordance with the provisions of this Schedule, then pending such final determination Tenant shall pay, as the Base Rent

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for such Renewal Term, an amount equal to the average of Tenant’s Determination and Landlord’s Determination. If, based upon the final determination hereunder of the Fair Market Base Rent, the payments made by Tenant on account of the Base Rent for such portion of such Renewal Term were (i) greater than the Base Rent finally determined to be payable for such portion of such Renewal Term, Landlord shall credit the amount of such excess from the date of each such overpayment until credited against future installments of Fixed Rent payable by Tenant, or (ii) less than the Base Rent finally determined to be payable for such portion of the Renewal Term, Tenant shall pay to Landlord the amount of such deficiency.

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SCHEDULE C

Schedule of Base Rent

[annexed hereto]

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SCHEDULE D

Schedule of Existing Title Exceptions

List of Permitted Exceptions

1.	Special Tax for Santa Clara County Library District Joint Powers Authority Community Facilities District No. 2005-1, under the Mello-Roos Community Facilities Act of 1982 as disclosed by a Notice of Special Tax Lien Recorded June 24, 2005, Instrument No. 18438576, Official Records, payable in continuing installments collected with the real property taxes.

2.	The herein described property lies within the boundaries of a Mello-Roos Community Facilities District (“CFD”), as follows:

CFD No.	2005-1
For:	Lighting & Landscaping
Disclosed By:	Book 41 of Maps of Assessment and Community Facilities District at Page 3
Recorded:	April 8, 2005 Instrument No. 18310933
This property, along with all other parcels in the CFD, is liable for an annual special tax. This special tax is included with and payable with the general property taxes of the County of Santa Clara. The tax may not be prepaid.

3.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Pacific Gas and Electric Company
Purpose:	A single line of poles with wires
Recorded:	September 27, 1951, Book 2291, Page 114, of Official Records
Affects:	A Westerly portion of the land, said easement is shown on the Parcel Map (513 M 31)

4.	The fact that the ownership of said land does not include rights of access to or from the highway or freeway abutting said land, such rights having been relinquished by the document,

Recorded:	June 29, 1953, Book 2673, Page 322, of Official Records

5.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Alpha Land Company, a California Corporation
Purpose:	For the construction, installation, and maintenance of public utilities, sanitary sewer, and storm drainage facilities, together with the right to drain storm waters into the ponds to be construction on said land
Recorded:	February 2, 1978, Instrument No. 5917831, Book D443, Page 532, of Official Records
Affects:	The specific location of the foregoing easements shall be defined by subsequent recorded notices of location, defining the facilities actually installed. The Grantee shall not have the right to convey said easements to the appropriate public agencies.

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6.	Easement(s) for the purpose(s) shown below and rights incidental thereto as delineated or as offered for dedication, on the Map Recorded January 27, 1983 in Book 508 of Maps Page 38.

Purpose:	Storm Drain
Affects:	The Westerly 35 feet
Purpose:	Public Service Easement
Affects:	The Easterly 16 feet of Said Land
Purpose:	Sanitary Sewer Easement
Affects:	The Southerly 10 feet of Parcel D of the Parcel Map
A portion of the Storm Drain Easement was vacated by Resolution of The City Council of the City of Milpitas recorded December 31, 2003 as Instrument No. 17554668 of Official Records.

7.	Covenants, conditions and restrictions in the declaration of restrictions but omitting any covenants or restrictions, if any, including, but not limited to those based upon race, color, religion, sex, sexual orientation, familial status, marital status, disability, handicap, national origin, ancestry, or source of income, as set forth in applicable state or federal laws, except to the extent that said covenant or restriction is permitted by applicable law.

Recorded:	October 11, 1983, Instrument No. 7846269, Book H970, Page 78, of Official Records
Said covenants, conditions and restrictions provide that a violation thereof shall not defeat the lien of any mortgage or deed of trust made in good faith and for value.
Liens and charges for upkeep and maintenance as set forth in the above mentioned declaration, payable to Approved Agent.
Modification(s) of said covenants, conditions and restrictions
Recorded:	March 12, 1985, Instrument No. 8348560, of Official Records
Modification(s) of said covenants, conditions and restrictions
Recorded:	January 18, 1989, Instrument No. 9981239, of Official Records
Modification(s) of said covenants, conditions and restrictions
Recorded:	February 3, 1989, Instrument No. 9999502, of Official Records
Modification(s) of said covenants, conditions and restrictions
Recorded:	March 7, 1996, Instrument No. 13218739, of Official Records
Modification(s) of said covenants, conditions and restrictions
Recorded:	March 17, 1996, Instrument No. 13218740, of Official Records

8.	Easement(s) for the purpose(s) shown below and rights incidental thereto as granted in a document.

Granted to:	Pacific Gas and Electric Company, a California corporation
Purpose:	The right to erect, construct, reconstruct, replace, remove, amintain and use a line of poles with such wires
Recorded:	September 4, 1986, Instrument No. 8930877, Book J832, Page 1349, of Official Records
Affects:	The Westerly 45 feet

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SCHEDULE E

Form of Letter of Credit

[annexed hereto]

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